--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                           --------------------------




                                    FORM U5S


                                  ANNUAL REPORT
                  For the Fiscal Year Ended September 30, 1998


                           --------------------------



                              Filed Pursuant to the

                   Public Utility Holding Company Act of 1935

                                       by


                            National Fuel Gas Company
                    10 Lafayette Square, Buffalo, N.Y. 14203

--------------------------------------------------------------------------------

                            NATIONAL FUEL GAS COMPANY
                            -------------------------

                            FORM U5S - ANNUAL REPORT
                            ------------------------
                  For the Fiscal Year Ended September 30, 1998
                  --------------------------------------------



                                TABLE OF CONTENTS
                                -----------------


                                                                          Page
                                                                          ----

ITEM  1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
          SEPTEMBER 30, 1998                                                3

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS                           9

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
          SYSTEM SECURITIES                                                 9

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
          SECURITIES                                                       11

ITEM  5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES                 12

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I.  Names, principal business address and
                     positions held as of September 30, 1998               13
          Part  II.  Financial connections as of September 30, 1998        17
          Part III.  Compensation and other related information            17

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS                               22

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I.  Intercompany sales and services
                     (1)  Salaries of officers of the Registrant           23
                     (2)  Services rendered by Statutory Subsidiaries      24
                     (3)  Services rendered by Registrant                  31
          Part  II.  Contracts to purchase services or goods
                     between any System company and any affiliate          32
          Part III.  Employment of any person by any System
                     company for the performance on a continuing
                     basis of management services                          32

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES               32

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
          Financial Statements (Index)                                     36
          Exhibits                                                         81

SIGNATURE                                                                  90

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1998
-------  -----------------------------------------------------------------

                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------              ------------   ------------ ---------- ----------

Registrant:
----------                                   (Thousands of Dollars)
National Fuel Gas Company
(Parent, Company or Registrant)          -            -           -          -

Statutory Subsidiaries:
-----------------------
 National Fuel Gas Distribution
  Corporation (Distribution
  Corporation) (Note 1)              2,000         100%    $441,556   $441,556
    Unsecured Debt (Note 10)             -            -    $402,900   $402,900

 National Fuel Gas Supply
  Corporation (Supply
  Corporation) (Note 2)          1,013,802         100%    $251,221   $251,221
    Unsecured Debt (Note 10)             -            -    $176,765   $176,765

 Seneca Resources Corporation
  (Seneca Resources) (Note 3)      100,000         100%    $ 83,188   $ 83,188
    Unsecured Debt (Note 10)             -            -    $468,900   $468,900
  HarCor Energy (Note 11)                -            -    $ 31,597   $ 31,597
   Secured Debt (Note 19)                -            -    $ 53,649   $ 62,571
  Empire Exploration Company,
    Empire 1983 Drilling
    Program, Empire 1983
    Joint Venture (Note 12)            N/A         N/A     $    970   $    970

 Highland Land & Minerals, Inc.
  (Highland) (Note 4)                4,500         100%    $  4,880   $  4,880
  Unsecured Debt (Note 10)               -            -    $  2,000   $  2,000

 Utility Constructors, Inc.
  (UCI) *(Note 5)                    1,000         100%    $  2,194   $  2,194

 Data-Track Account Services,
  Inc. (Data-Track) (Note 6)         1,000         100%    $    704   $    704

 Leidy Hub, Inc. (Leidy Hub)
  (Note 7)                           4,000         100%    $    715   $    715
    Ellisburg-Leidy Northeast
     Hub Company (Note 7)              N/A          50%    $    117  $     137

 National Fuel Resources, Inc.
 (NFR) (Note 8)                     10,000         100%    $ 11,309   $ 11,309
  Unsecured Debt (Note 10)               -            -    $  2,200   $  2,200

 Horizon Energy Development, Inc.
  (Horizon) (Notes 9 and 13-15)      1,250         100%    $ 33,856   $ 33,856
    Unsecured Debt (Note 10)             -            -    $ 92,700   $ 92,700
  Sceptre Power Company *(Note 13)     N/A         100%    $  3,326   $  3,326
  Horizon Energy Holdings, Inc.
   (HEHI)(Note 14)                   2,000         100%    $120,809   $120,809
     Horizon Energy Development
      B.V. (HED B.V.)(Note 14)         400         100%    $ 35,548   $ 35,548
      Severoceske teplarny, a.s.
       (SCT) (Note 14)             937,197        82.7%    $ 49,908   $ 46,185
       Unsecured Debt (Note 10)          -            -    $  4,883   $  4,883
       Teplarna Liberec, a.s.
        (TL) (Note 14)                  70          70%    $ 11,944   $ 10,773

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1998
-------  -----------------------------------------------------------------
         (Continued)
         -----------

                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------              ------------   ------------ --------- -----------

Registrant:
----------                                   (Thousands of Dollars)

       Energoservis Liberec, s.r.o.
        (EL) (Note 14)                 N/A         100%    $      3   $      3
       Zkusebna mericu tepla a
        vodomeru Litomerice, s.r.o.
        (ZL) (Note 14)                 N/A         100%    $      3   $      3
       SCT SoftMaker, s.r.o.
        (SM) (Note 14)                 N/A         100%    $    126   $    126
       Zatecka teplarenska, a.s.
        (ZT) (Note 14)              34,200          34%    $  1,309   $  1,309
       AMES MOST, s.r.o. (AM)
        (Note 14)                      N/A         100%    $      3   $      3
       Teplo Branany, s.r.o. (TB)
        (Note 14)                      N/A          49%    $      2   $      2
       Jablonecka teplarenska
        a realitni, a.s. (JTR)
        (Note 14)                      340          34%    $    283   $    283
      Prvni severozapadni
       teplarenska, a.s.
       (PSZT)(Note 14)             867,102        86.2%    $ 61,977   $ 75,833
       Unsecured Debt (Note 10)          -            -    $ 63,004   $ 63,004
        ENOP Company, s.r.o.
         (ENOP)(Note 14)               N/A         100%    $    901   $  1,019
      Horizon Energy Development,
       s.r.o. (HED) (Note 14)          N/A         100%    $  1,023   $  1,023
      Power Development, s.r.o.
       (PD) (Note 14)                  N/A         100%    $  1,813   $  1,813
       Teplarna Kromeriz a.s.
        (Kromeriz) (Note 14)         1,000         100%    $    659   $    659

 Upstate Energy, Inc. (Upstate)
  (Note 16)                          1,000         100%    $   (190)  $   (190)
  Unsecured Debt (Note 10)               -            -    $  1,100   $  1,100

 Seneca Independence Pipeline
  Company (SIP) (Note 17)            1,000         100%    $    107   $    107
  Unsecured Debt (Note 10)               -            -    $  5,600   $  5,600

 Niagara Independence Marketing
  Company (NIM) (Note 18)            1,000         100%    $      1   $      1

Notes:
*Inactive subsidiary.

 (1)    Distribution  Corporation is a public utility that sells natural gas and
        -------------------------
        provides gas transportation service in western New York and northwestern Pennsylvania.

 (2)    Supply  Corporation  is engaged  in the  transportation  and  storage of
        -------------------
        natural gas for affiliated and nonaffiliated companies.

 (3)    Seneca  Resources is engaged in the exploration for, and the development
        -----------------
        and purchase of, natural gas and oil reserves in the Gulf Coast of Texas, Louisiana and Alabama, in California, in Wyoming and in the Appalachian region of the United States. In addition, Seneca Resources is engaged in the marketing of timber from its Pennsylvania land holdings.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1998
-------  -----------------------------------------------------------------
         (Continued)
         -----------

 (4)    Highland   operates   several   sawmills   and  kilns  in   northwestern
        --------
        Pennsylvania and processes timber from north-central Pennsylvania, primarily high quality hardwoods.

 (5)    UCI discontinued  its operations  (primarily  pipeline  construction) in
        ---
        1995 and its affairs are being wound down.


 (6)    Data-Track provides collection services  (principally issuing collection
        ----------
        notices) for the subsidiaries of the Company.

 (7)    Leidy Hub is a New York  corporation  formed to provide  various natural
        ---------
        gas hub services to customers in the eastern United States through a 50% ownership of Ellisburg-Leidy Northeast Hub Company (a Pennsylvania general partnership).

 (8)    NFR is  engaged  in the  marketing  and  brokerage  of  natural  gas and
        ---
        electricity, and the performance of energy management services for utilities and end-users located in the northeastern United States.

 (9) Horizon was formed to engage in foreign and domestic energy projects through investment in various business entities (see Notes 13-15).

(10)    Unsecured debt is presented on page 7.

(11) In May 1998, Seneca West Corporation (Seneca West), a wholly-owned subsidiary of Seneca, was merged with and into HarCor Energy Inc. (HarCor), a Delaware Corporation that was organized in May 1987. The merger was accomplished through a tender offer of the outstanding shares of HarCor. HarCor is engaged in the exploration for, and the development of, natural gas and oil reserves located primarily in the San Joaquin Basin in California.

(12) In December 1983, Empire Exploration, Inc. (which was subsequently merged into Seneca Resources) established a drilling fund through a series of limited partnerships in which it acts as general partner (See File No. 70-6909). Empire Exploration, Inc.'s aggregate investment in all three limited partnerships amounted to $970,150.

(13) Horizon became one of the partners in Sceptre Power Company, a California general partnership, on September 15, 1995. This partnership was dissolved as of December 23, 1996 and is currently winding down operations.

(14) Horizon owns 100% of the capital stock of HEHI, a New York corporation which owns 100% of HED B.V. (formerly known as Beheer-en-Beleggingsmaatschappij Bruwabel B.V.). HED B.V. in turn owns 100% of the ownership interests of HED and PD (both Czech corporations). PD owns 100% of the ownership interests of Kromeriz (also a Czech corporation). During fiscal 1997, HED B.V. acquired 36.8% of the outstanding shares of SCT and, during fiscal 1998, increased its ownership interest to 82.7% as of September 30, 1998. SCT owns 100% of the ownership interests of EL, ZL, SM and AM, 70% of the ownership interest of TL, 34% of the ownership interest of ZT, 34% of the ownership interest of JTR and 49% of the ownership interest of TB. All SCT subsidiaries are Czech corporations or limited liability companies. Also during 1998, HED B.V. acquired an 86.2% ownership interest in PSZT which in turn owns 100% of the ownership interests of ENOP. HED B.V. and its subsidiaries are primarily engaged in district heating and power generation operations in the Czech Republic.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1998
-------  -----------------------------------------------------------------
         (Continued)
         -----------

(15) At September 30, 1998, Horizon owned 60% of the voting power of Sceptre Kabirwala, L.L.C. (SKLLC) (a Delaware limited liability company) which in turn owned 60% of the voting power of KPP Investment, L.L.C. (KPP) (a Delaware limited liability company. At September 30, 1996, KPP owned 48.19% of the voting stock of Fauji Kabirwala Power Company Limited (FKPCL) (a Pakistan public limited company). During 1997, KPP sold its interest in FKPCL, and SKLLC and KPP have since been dissolved.

(16) Upstate (formerly known as Niagara Energy Trading, Inc.) is a New York corporation formed in July 1997 to engage in wholesale natural gas marketing and other energy-related activities.

 (17) SIP, a Delaware corporation formed in July 1997 purchased a one-third general partnership interest in Independence Pipeline Company (Independence), a Delaware general partnership. Independence, after receipt of regulatory approvals, plans to construct and operate the Independence Pipeline, a 370-mile interstate pipeline system which would transport about 900,000 dekatherms per day of natural gas from Defiance, Ohio to Leidy, Pennsylvania.

(18) NIM is a Delaware corporation formed in September 1997 to own a one-third general partnership interest in DirectLink Gas Marketing Company, which will engage in natural gas marketing and related businesses, in part by subscribing for firm transportation capacity on the Independence Pipeline.

(19) The senior secured debt of HarCor Energy has an interest rate of 14.875%. However, in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," at acquisition, Seneca adjusted the senior secured debt to fair market value on the opening balance sheet to reflect an effective interest rate of 5.875% and the projected redemption of this debt in 1999.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1998
-------  -----------------------------------------------------------------
         (Continued)
         -----------


Note (10) Unsecured Debt
                                                Principal    Issuer      Owner's
Name of Company                                  Amount       Book        Book
   (Issuer)      Security Owned by Registrant     Owed        Value       Value
---------------  ----------------------------   ---------    ------      -------
                                                    (Thousands of Dollars)
Distribution
 Corporation     Intercompany Notes:
                   5.72% Due March 1, 1999     $   50,000   $   50,000  $   50,000
                   6.71% Due February 4, 2000      50,000       50,000      50,000
                   7.99% Due February 1, 2004     100,000      100,000     100,000
                   7.46% Due March 30, 2023        49,000       49,000      49,000
                   8.55% Due July 15, 2024         20,000       20,000      20,000
                   7.50% Due June 13, 2025         50,000       50,000      50,000
                   6.26% Due August 12, 2027       30,000       30,000      30,000
                   5.601% System Money Pool(1)     53,900       53,900      53,900
                                               ----------   ----------  ----------
                                                  402,900      402,900     402,900
                                               ----------   ----------  ----------
Supply
 Corporation     Intercompany Notes:
                   7.37% Due July 14, 1999         50,000       50,000      50,000
                   7.99% Due February 1, 2004      25,000       25,000      25,000
                   8.44% Due November 10, 2012(5)  50,965       50,965      50,965
                   8.55% Due July 15, 2024         30,000       30,000      30,000
                   6.26% Due August 12, 2027       10,000       10,000      10,000
                   5.601% System Money Pool(1)     10,800       10,800      10,800
                                               ----------   ----------  ----------
                                                  176,765      176,765     176,765
                                               ----------   ----------  ----------
Seneca
 Resources       Intercompany Notes:
                   5.72% Due March 1, 1999         50,000       50,000      50,000
                   6.39% Due May 27, 2008         120,000      120,000     120,000
                   6.26% Due August 12, 2027       50,000       50,000      50,000
                   5.601% System Money Pool(1)    248,900      248,900     248,900
                                               ----------   ----------  ----------
                                                  468,900      468,900     468,900
                                               ----------   ----------  ----------

Highland           5.601% System Money Pool(1)      2,000        2,000       2,300
                                               ----------   ----------  ----------

Horizon          Intercompany Notes:
                   6.26% Due August 12, 2027       10,000       10,000      10,000
                   6.39% Due May 27, 2008          80,000       80,000      80,000
                   Lines of credit 5.61%-5.71%      2,700        2,700       2,700
                                               ----------   ----------  ----------
                                                   92,700       92,700      92,700
                                               ----------   ----------  ----------

SCT                14.72%(2) Payable Quarterly
                   Through June 2006                4,524        4,524       4,524
                   15.00%(3) Payable Quarterly
                   Through December 2000              359          359         359
                                               ----------   ----------  ----------
                                                    4,883        4,883       4,883
                                               ----------   ----------  ----------

PSZT               8.04%(4) Payable March 2000-
                   December 2004                   50,596       50,596      50,596
                   13% Due December 1999            9,908        9,908       9,908
                   Intercompany Demand Note-
                   7.24609%                         2,500        2,500       2,500
                                               ----------   ----------  ----------
                                                   63,004       63,004      63,004
                                               ----------   ----------  ----------

NFR                5.601% System Money Pool(1)      2,200        2,200       2,200
                                               ----------   ----------  ----------

Upstate Energy     5.601% System Money Pool(1)      1,100        1,100       1,100
                                               ----------   ----------  ----------

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 1998
-------  -----------------------------------------------------------------
         (Concluded)
         -----------


Note (10) Unsecured Debt
                                                Principal    Issuer      Owner's
Name of Company                                  Amount       Book        Book
   (Issuer)      Security Owned by Registrant     Owed        Value       Value
---------------  ----------------------------   ---------    ------      -------
                                                    (Thousands of Dollars)
                                                --------------------------------
Seneca
 Independence
 Pipeline          5.601% System Money Pool(1)      5,600        5,600       5,600
                                               ----------   ----------  ----------

                                               $1,220,052   $1,220,052  $1,220,052
                                               ==========   ==========  ==========


 (1) Interest rate represents weighted average of all short-term securities outstanding at September 30, 1998, pursuant to System money pool arrangement, S.E.C. File No. 70-8297 (Release Nos. 25964, 26076 and 26196).

 (2)    Interest rate is six month PRIBOR (Prague  Interbank  Offered Rate) plus
        1%.

 (3)    Interest rate is Komercni banka, a.s. rate plus 1.5%.

 (4)    Interest  rate is six month LIBOR (London  Interbank  Offered Rate) plus
        2.2%.

 (5) Effective November 19, 1998, Supply Corporation called its $50.965 million note held by the Registrant. Supply Corporation used System Money Pool borrowings to finance the calling of this debt.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS
-------  ---------------------------------------

         None during fiscal year ended September 30, 1998.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES
-------  -----------------------------------------------------------------

1.   Name of Issuer:  Upstate Energy, Inc., formerly known as Niagara Energy
                      Trading Inc.
     Type of Security: Draw on Line of Credit Agreement of $800,000 (issue) Interest Rate: Floating interest rate starting at 5.9%
     Date of Issue:  December 30, 1997
     Date of Maturity:  January 29, 1998
     Consideration:  $800,000
     Name of Person To Whom Issued:  National Fuel Gas Company
     Exemption:  Rule 52
     See Form U-6B-2 filed January 23, 1998.

2.   Name of Issuer:  Upstate Energy, Inc., formerly known as Niagara Energy
                      Trading Inc.
     Type of Security: Draw on Line of Credit Agreement of $900,000 (issue) Interest Rate: 5.64%
     Date of Issue:  January 29, 1998
     Date of Maturity:  February 26, 1998
     Consideration:  $900,000
     Name of Person To Whom Issued:  National Fuel Gas Company
     Exemption:  Rule 52
     See Form U-6B-2 filed May 20, 1998.

3.   Name of Issuer:  Upstate Energy, Inc., formerly known as Niagara Energy
                      Trading Inc.
     Type of Security: Draw on Line of Credit Agreement of $300,000 (issue) Interest Rate: 5.66%
     Date of Issue:  January 30, 1998
     Date of Maturity:  February 26, 1998
     Consideration:  $300,000
     Name of Person To Whom Issued:  National Fuel Gas Company
     Exemption:  Rule 52
     See Form U-6B-2 filed May 20, 1998.

4.   Name of Issuer:  Upstate Energy, Inc., formerly known as Niagara Energy
                      Trading Inc.
     Type of Security: Draw on Line of Credit Agreement of $400,000 (issue) Interest Rate: 5.70%
     Date of Issue:  February 26, 1998
     Date of Maturity:  March 26, 1998
     Consideration:  $400,000
     Name of Person To Whom Issued:  National Fuel Gas Company
     Exemption:  Rule 52
     See Form U-6B-2 filed May 20, 1998.

5.   Name of Issuer:  Seneca Independence Pipeline Company
     Type of Security: Promissory Note with Principal Amount of $3,500 (issue) Interest Rate: Floating interest rate starting at 5.61%
     Date of Issue:  October 7, 1997
     Date of Maturity:  February 9, 1998
     Consideration:  $3,500
     Name of Person To Whom Issued:  National Fuel Gas Company
     Exemption:  Rule 52
     See Form U-6B-2 filed October 17, 1997, as amended.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES
-------  -----------------------------------------------------------------
         (Concluded)
         -----------

6.   Name of Issuer:  Seneca Independence Pipeline Company
     Type of Security: Promissory Note with Principal Amount of $500,000 (issue) Interest Rate: 5.66%
     Date of Issue:  January 30, 1998
     Date of Maturity:  March 3, 1998
     Consideration:  $500,000
     Name of Person To Whom Issued:  National Fuel Gas Company
     Exemption:  Rule 52
     See Form U-6B-2 filed May 20, 1998.

7.   Name of Issuer:  Seneca Independence Pipeline Company
     Type of Security:  Promissory Note with Principal Amount of $500,000
                        (renewal)
     Interest Rate:  5.72%
     Date of Issue:  March 3, 1998
     Date of Maturity:  March 13, 1998
     Consideration:  $500,000
     Name of Person To Whom Issued:  National Fuel Gas Company
     Exemption:  Rule 52
     See Form U-6B-2 filed May 20, 1998.

8.   Name of Issuer:  Seneca Independence Pipeline Company
     Type of Security:  Promissory Note with Principal Amount of $500,000
                        (renewal)
     Interest Rate:  5.65%
     Date of Issue:  March 13, 1998
     Date of Maturity:  March 31, 1998
     Consideration:  $500,000
     Name of Person To Whom Issued:  National Fuel Gas Company
     Exemption:  Rule 52
     See Form U-6B-2 filed May 20, 1998.

9.   Name of Issuer:  Horizon Energy Development, Inc.
     Type of Security:  Promissory Note with Principal Amount of $80,000,000
                        (issue)
     Interest Rate:  6.39%
     Date of Issue:  May 26, 1998
     Date of Maturity:  May 27, 2008
     Consideration:  $80,000,000
     Name of Person To Whom Issued:  National Fuel Gas Company
     Exemption:  Rule 52
     See Form U-6B-2 filed August 31, 1998.

10.  Name of Issuer:  Seneca Resources Corporation
     Type of Security:  Promissory Note with Principal Amount of $120,000,000
                        (issue)
     Interest Rate:  6.39%
     Date of Issue:  May 26, 1998
     Date of Maturity:  May 27, 2008
     Consideration:  $120,000,000
     Name of Person To Whom Issued:  National Fuel Gas Company
     Exemption:  Rule 52
     See Form U-6B-2 filed August 31, 1998.

11.  Name of Issuer:  Prvni severozapadni teplarenska, a.s. (PSZT)
     Type of Security:  Line of Credit Agreement with maximum draw of
                        $40,000,000 (issue)
     Interest Rate:  6 month LIBOR plus 2%
     Name of Person To Whom Issued:  Horizon Energy Development, Inc.
     Exemption:  Rule 52
     See Form U-6B-2 filed  August 31, 1998 and Form U-6B-2  filed  December 22,
       1998.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
-------  ----------------------------------------------------------
         FISCAL YEAR ENDED SEPTEMBER 30, 1998
         ------------------------------------


                                       Name of
                                       Company
                                      Acquiring,
                                      Redeeming          Number of Shares or
                                     or Retiring           Principal Amount                       Commission
                                                     ----------------------------
Name of Issuer and Title of Issue     Securities     Acquired  Redeemed   Retired Consideration  Authorization
---------------------------------     ----------     --------  --------   ------- -------------  -------------
                                                               (Thousands of Dollars)
                                                     ------------------------------------------
Registered Holding Company:
---------------------------
    Registrant:
     6.42% Note due
      November 5, 1997                   Registrant                      $ 50,000   $ 50,000     Rule 42

     6.08% Note due
      July 2, 1998                       Registrant                        50,000     50,000     Rule 42


    Seneca Resources:
     6.39% Note maturing
      May 27, 2008                       Registrant  $120,000                        120,000     File No. 70-9153

    Horizon:
     6.39% Note maturing
      May 27, 2008                       Registrant    80,000                         80,000     File No. 70-9153


Subsidiaries of Registered Holding Company:
-------------------------------------------

    Distribution Corporation:
     6.54% Note due                      Distribution
      November 5, 1997                   Corporation                        7,000      7,000     Rule 42

    Supply Corporation:
     6.54% Note due                      Supply
      November 5, 1997                   Corporation                       25,000     25,000     Rule 42

    Seneca Resources:
     6.54% Note due                      Seneca
      November 5, 1997                   Resources                         18,000     18,000     Rule 42

     6.22% Note due                      Seneca
      July 2, 1998                       Resources                         50,000     50,000     Rule 42




ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES
-------  ------------------------------------------------

                             Number of                              Aggregate
1. Name of Owner             Persons      Business of Persons      Investment
----------------             -------      -------------------      ----------

None.

ITEM 6.  OFFICERS AND DIRECTORS
-------  ----------------------

Part I. Names, principal business address and positions held as of September 30, 1998

                                        Names of System Companies with Which Connected
                                        ---------------------------------------------------------------------
                                                             National       National               Highland
                                                             Fuel Gas       Fuel Gas     Seneca     Land &
                                                           Distribution      Supply     Resources  Minerals,
                                           Registrant          Corp.          Corp.       Corp.*     Inc.
                                        ---------------------------------------------------------------------

B. J. Kennedy          Buffalo, NY (1) |  D,COB,CEO,P,s |      D, COB, s |  D, COB, s | D, COB, s |       s |
-------------------------------------------------------------------------------------------------------------
B. S. Lee          Des Plaines, IL (2) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
G. L. Mazanec          Houston, TX (3) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
G. H. Schofield        Buffalo, NY (1) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
E. T. Mann             Buffalo, NY (1) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. T. Brady            Buffalo, NY (4) |          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. J. Hill             Buffalo, NY (1) |          D, df |              D |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. V. Glynn      Niagara Falls, NY (14)|          D, df |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
P. C. Ackerman         Buffalo, NY (1) |      D, SVP, s |        D, P, s |        EVP |      D, s |       D |
-------------------------------------------------------------------------------------------------------------
J. R. Peterson         Buffalo, NY (1) |          AS, s |              - |      GC, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. A. Beck             Houston, TX (5) |              - |              - |          - |   D, P, s |    P, D |
-------------------------------------------------------------------------------------------------------------
W. M. Petmecky         Houston, TX (5) |              - |              - |          - | SVP, S, s |       S |
-------------------------------------------------------------------------------------------------------------
D. A. Brown            Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
G. E. Klefstad         Houston, TX (5) |              - |              - |          - |        VP |       - |
-------------------------------------------------------------------------------------------------------------
E. E. Wassell          Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
J. F. McKnight         Houston, TX (5) |              - |              - |          - |     VP, s |       - |
-------------------------------------------------------------------------------------------------------------
C. H. Friedrich        Houston, TX (5) |              - |              - |          - |  T, AS, s |       T |
-------------------------------------------------------------------------------------------------------------
B. L. McMahon      Santa Paula, CA (6) |              - |              - |          - |        VP |       - |
-------------------------------------------------------------------------------------------------------------
A. M. Cellino          Buffalo, NY (1) |           S, s |          VP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
P. M. Ciprich          Buffalo, NY (1) |              - |      AS, GC, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. E. DeForest         Buffalo, NY (1) |              - |      SVP, D, s |          s |         s |       - |
-------------------------------------------------------------------------------------------------------------
B. H. Hale             Buffalo, NY (1) |              s |              - |  D, SVP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. Hare                Buffalo, NY (1) |              - |              - |    D, P, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
R. J. Kreppel    Williamsville, NY (21)|              - |              - |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. P. Pawlowski        Buffalo, NY (1) |           T, s |   D, SVP, T, s |    T, S, s |         s |       - |
-------------------------------------------------------------------------------------------------------------
J. R. Pustulka         Buffalo, NY (1) |              - |              - |      VP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
J. D. Ramsdell         Buffalo, NY (1) |              - |          VP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
W. A. Ross             Buffalo, NY (1) |              - |              - |   D, VP, s |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. J. Seeley           Buffalo, NY (1) |              - |      SVP, D, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
D. F. Smith            Buffalo, NY (1) |              - |   SVP, D, S, s |          s |      D, s |       - |
-------------------------------------------------------------------------------------------------------------
R. J. Tanski           Buffalo, NY (1) |              - |       VP, C, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------
G. T. Wehrlin          Buffalo, NY (1) |           C, s |      SVP, D, s |          s |      C, s |       - |
-------------------------------------------------------------------------------------------------------------
R. W. Wilcox           Buffalo, NY (1) |              - |          VP, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
R. J. Wright           Buffalo, NY (1) |              - |          VP, s |          s |         s |       s |
-------------------------------------------------------------------------------------------------------------
C. M. Carlotti            Erie, PA (25)|              - |          VP, s |          - |         - |       - |
-------------------------------------------------------------------------------------------------------------


                                      Position Symbol Key
              -----------------------------------------------------------------
              COB - Chairman of the Board of Directors df - Director's  Fees
              CEO - Chief Executive Officer             S - Secretary
                P - President                           AS - Assistant Secretary
              EVP - Executive Vice President             C - Controller
              SVP - Senior Vice President                D - Director
               VP - Vice President                       s - Salary
               GC - General Counsel                      T - Treasurer

See page 16 for Notes.





                                     Upstate
                                     Energy
                                      Inc.
                 Data-                                          (Formerly
                 Track      National     Horizon                 Niagara      Niagara        Seneca
   Utility       Account      Fuel       Energy                  Energy     Independence   Independence
 Constructors   Services,  Resources,  Development,  Leidy Hub,  Trading    Marketing       Pipeline
     Inc.         Inc.        Inc.         Inc.**      Inc. ***    Inc.)      Co.****          Co.
---------------------------------------------------------------------------------------------------------

          COB |        s |         s |           - |         D |        - |       D, COB |       D, COB |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            D |     D, P |         - |     P, D, s |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            S |
---------------------------------------------------------------------------------------------------------
         P, D |        - |         - |           - |         - |     P, D |         D, P |            - |
---------------------------------------------------------------------------------------------------------
            S |        - |      S, T |           - |         - |        S |            S |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            T |        - |         - |           - |         - |        T |            T |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        s |         s |           - |   D, P, s |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |       VP, s |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        D |            D |         D, P |
---------------------------------------------------------------------------------------------------------
            - |        - |   D, P, s |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |     T, s |         s |           - |         - |        - |            - |            T |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            D |        VP, D |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
         D, S |  D, S, s |      D, s |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |     T, S, s |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            D |     D, s |      D, s |       VP, s |D, S, T, s |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        s |         s |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        s |         s |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------
            - |        - |         - |           - |         - |        - |            - |            - |
---------------------------------------------------------------------------------------------------------

* Directors of Seneca's sole subsidiary are as follows:

HarCor Energy, Inc.
-------------------
Board of Directors and Officers:
 P. C. Ackerman (Director and President)       Buffalo, NY (1)
 J. A. Beck (Director)                         Houston, TX (5)
 D. F. Smith (Director)                        Buffalo, NY (1)
 J. F. McKnight (Secretary)                    Houston, TX (5)
 C. H. Friedrich (Treasurer)                   Houston, TX (5)

** Directors of Horizon's subsidiaries are as follows:

Horizon Energy Holdings, Inc.
-----------------------------
Board of Directors and Officers:
 P. C. Ackerman (Director and President)       Buffalo, NY (1)
 B. H. Hale (Vice President)                   Buffalo, NY (1)
 G. T. Wehrlin (Vice President)                Buffalo, NY (1)
 R. J. Tanski (Secretary and Treasurer)        Buffalo, NY (1)

Horizon Energy Development, B.V.
--------------------------------
Managing Directors:
 B. H. Hale                                    Buffalo, NY (1)
 G. T. Wehrlin                                 Buffalo, NY (1)
 Hirsch Gebouw (Intra Beheer B.V.)             Amsterdam, The Netherlands (8)

Horizon Energy Development, s.r.o.
----------------------------------
Managing Director:
 B. H. Hale                                    Buffalo, NY (1)

Power Development, s.r.o.
-------------------------
Managing Director:
 B. H. Hale                                    Buffalo, NY (1)

Teplarna Kromeriz, a.s.
-----------------------
Directors:
 Lubos Jarolimek                               Prague, Czech Republic (7)
 Jiri Stipek                                   Prague, Czech Republic (7)

Severoceske teplarny, a.s.
--------------------------
Board of Directors:
 P. C. Ackerman                                Buffalo, NY (1)
 B. H. Hale                                    Buffalo, NY (1)
 Lubos Jarolimek                               Prague, Czech Republic (7)
 B. J. Kennedy                                 Buffalo, NY (1)
 Zdenek Kozesnik                               Most, Czech Republic (15)
 R. J. Tanski                                  Buffalo, NY (1)
 Josef Vanzura                                 Most, Czech Republic (15)
 E. Volkmann                                   Most, Czech Republic (15)
 G. T. Wehrlin                                 Buffalo, NY (1)

Teplarna Liberec, a.s.
----------------------
Board of Directors:
 Jiri Drda                                     Liberec, Czech Republic (16)
 Lubos Jarolimek                               Prague, Czech Republic (7)
 Jiri Jezek                                    Liberec, Czech Republic (16)
 Zdenek Kozesnik                               Most, Czech Republic (16)

Energoservis Liberec, s.r.o.
----------------------------
Executive:
 Jiri Samler                                   Liberec, Czech Republic (17)

Zateca teplarenska, a.s.
------------------------
Board of Directors:
 Bohuslav Kunes                                Zatec, Czech Republic (18)
 Josef Marik                                   Zatec, Czech Republic (18)
 Jiri Sachl                                    Zatec, Czech Republic (18)

SCT SoftMaker, s.r.o.
---------------------
Executive:
 Zdenek Tapsik                                 Most, Czech Republic (19)

Zkusebna mericu tepla a vodomeru Litomerice, s.r.o.
---------------------------------------------------
Executive:
 Karel Stejskal                                Litomerice, Czech Republic (20)

See page 16 for Notes

Ames Most, s.r.o.
-----------------
Managing Director:
 Jiri Bretfeld                                 Most, Czech Republic (15)

Teplo Branany, s.r.o.
---------------------
Managing Directors:
 R. Jiruska                                    Branany, Czech Republic (24)
 V. Krupka                                     Branany, Czech Republic (24)

Jablonecka teplarenska a realitni, a.s.
---------------------------------------
Board of Directors:
 J. Cerovsky                                   Jablonec, Czech Republic (22)
 Josef Vanzura                                 Most, Czech Republic (15)
 Lubos Jarolimek                               Prague, Czech Republic (7)
 J. Drabek                                     Jablonec, Czech Republic (22)

Prvni severozapadni teplarenska, a.s.
-------------------------------------
Board of Directors:
 Lubos Jarolimek                               Prague, Czech Republic (7)
 Stefan Pallay                                 Most, Czech Republic (23)
 B. H. Hale                                    Buffalo, NY (1)
 G. T. Wehrlin                                 Buffalo, NY (1)
 P. C. Ackerman                                Buffalo, NY (1)
 B. J. Kennedy                                 Buffalo, NY (1)
 R. J. Tanski                                  Buffalo, NY (1)
 Jiri Sulc                                     Most, Czech Republic (23)

ENOP Company, s.r.o.
--------------------
Managing Directors:
 Miloslav Kaftan                               Most, Czech Republic (23)
 Stefan Pallay                                 Most, Czech Republic (23)
 Roman Kocar                                   Most, Czech Republic (23)

*** Directors of Leidy Hub's sole subsidiary is as follows:

Ellisburg-Leidy Northeast Hub Company
-------------------------------------
Executive Committee Members:
 G. T. Wehrlin                                 Buffalo, NY (1)
 B. Heine                                      Buffalo, NY (1)
 S. Bergstrom                                  NGC Corporation (9)
 E. Werneke                                    NICOR, Inc. (10)

**** NIM's sole subsidiary is the following general partnership:

DirectLink Gas Marketing Company
--------------------------------
Management Committee Members:
 D. A. Rowekamp                                Buffalo, NY (1)
 J. A. Brett                                   MIDCON (11)
 C. Smith                                      ANR (12)
 D. Jones                                      Williams (13)

Notes
 (1) National Fuel Gas Company, 10 Lafayette Square, Buffalo, New York 14203
 (2) Institute of Gas Technology, 1700 So. Mt. Prospect Road, DesPlaines, IL 60018-1804
 (3) Duke Energy Corporation, P.O. Box 1642, Houston, TX 77251-1642
 (4) Moog Inc., Plant 24/Seneca at Jamison Rd., East Aurora, NY 14052-0018
 (5) Seneca Resources Corporation, 1201 Louisiana Street, Suite 400, Houston, Texas 77002
 (6) Seneca Resources Corporation, P.O. Box 630, Sanata Paula, CA 93061-0630
 (7) Horizon Energy Development, s.r.o., Maiselova 15, Praha 1 - Josefov, 11000, Czech Republic
 (8) Intra Beheer B.V., Leidseplein 29, 1017 PS, Amsterdam, The Netherlands
 (9) NGC Corporation, 1000 Louisiana Street, Suite 5800, Houston, TX 77002-5050
(10) NICOR, Inc., 1844 Ferry Road, Naperville, IL 60563-9600
(11) MGS Marketing Corp., 3200 Southwest Freeway, Houston, TX 77027
(12) Coastal Gas Marketing DirectLink Corp., 9 Greenway Plaza, 22nd Floor, Houston, TX 77046
(13) Williams Independence Marketing Company, One Williams Center, Tulsa, Oklahoma 74172
(14) Maid of the Mist Corporation, 151 Buffalo Avenue, Niagara Falls, New York 14303 - Effective December 17, 1997
(15) Severoceske Teplarny, a.s., Jaroslava Seiferta 2179, 434 01 Most, Czech Republic
(16) Teplarna Liberec, a.s., Dr. Milady Horakove 641/34a, 460 01 Liberec 4, Czech Republic
(17) Energoservis Liberec, s.r.o., Zeyerova 296, 460 01 Liberec, Czech Republic
(18) Zatecka  teplarenska,  a.s.,  Svatovaclavska  1020,  438  34  Zatec,  Czech
     Republic
(19) SCT SoftMaker, s.r.o., Seifertova 2179, 434 00 Most, Czech Republic
(20) Zkusebna mericu tepla a vodomeru Litomerice, s.r.o., k vytopne 1978, 412 01 Litomerice, Czech Republic
(21) National Fuel Resources, Inc., 165 Lawrence Bell Drive, Williamsville, NY 14221
(22) Jablonecka teplarenska a realitni, a.s., Liberecka 104 Jablonec nad Nisou, Czech Republic
(23) Prvni severozapadni teplarenska, a.s., Komorany, 434 03 Most 3, Czech Republic
(24) Teplo Branany, s.r.o., Bilinska 76 Branany, Czech Republic
(25) National Fuel Gas Company, 800 State Street, Erie, PA 16501

-------  ----------------------------------

Part II.  Financial connections as of September 30, 1998:

                                                 Position Held     Applicable
Name of Officer        Name and Location of      in Financial      Exemption
  or Director          Financial Institution      Institution         Rule
---------------        ---------------------     -------------     ----------

R. T. Brady           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      M&T Bank Corporation,
                       Buffalo, New York           Director          70 (a)

B. J. Kennedy         Marine Midland Bank
                       Buffalo, New York           Director          70 (a)

G. L. Mazanec         Northern Trust Bank
                       of Texas, NA                Director          70 (a)

J. V. Glynn           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      M&T Bank Corporation,
                       Buffalo, New York           Director          70 (a)

Part III.  Compensation and other related information:

(A) Compensation of Directors and Executive Officers:

         The information required by this item appears under "Directors' Compensation," and "Executive Compensation," on page 6, and pages 9 to 19, respectively, of National Fuel Gas Company Proxy Statement, dated December 31, 1998, included as exhibit A (3) to this Form U5S and is incorporated herein by reference.

(B) Interest of executive officers and directors in securities of System Companies including options or other rights to acquire securities:

         The information required by this item appears under "Security Ownership of Certain Beneficial Owners and Management," on pages 7 and 8 of the National Fuel Gas Company Proxy Statement, dated December 31, 1998, included as Exhibit A(3) of this Form U5S and is incorporated herein by reference.

(C) Contracts and Transactions with System Companies:

                                                 Exhibit No. in Document
                                                (Incorporated by Reference
                                                  as Indicated in Notes)
                                                --------------------------

      Employment Agreement, dated September 17,
      1981, with Bernard J. Kennedy.                       10.4 (6)

      Ninth Extension to Employment Agreement
      with Bernard J. Kennedy, dated September 19,
      1996.                                                10.6 (8)

      National Fuel Gas Company 1983 Incentive
      Stock Option Plan, as amended and restated
      through February 18, 1993.                           10.2 (5)

------------------------------------------

Part III.  Compensation of Directors and Executive Officers (Continued)

      National Fuel Gas Company 1984 Stock Plan,
      as amended and restated through
      February 18, 1993.                                   10.3 (5)

      Amendment to National Fuel Gas Company 1984
      Stock Plan, dated December 11, 1996.                 10.7 (8)

      National Fuel Gas Company 1993 Award and
      Option Plan, dated February 18, 1993.                10.1  (5)

      Amendment to National Fuel Gas Company 1993
      Award and Option Plan, dated October 27,
      1995.                                                10.8  (7)

      Amendment to National Fuel Gas Company 1993
      Award and Option Plan, dated December 11,
      1996.                                                10.8  (8)

      Amendment to National Fuel Gas Company 1993
      Award and Option Plan, dated December 18,
      1996.                                                10    (9)

      National Fuel Gas Company 1997 Award and
      Option Plan.                                         10.9  (8)

      Change in Control Agreement, dated May 1,
      1992, with Philip C. Ackerman.                       10.4  (3)

      Change in Control Agreement, dated May 1,
      1992, with Richard Hare.                             10.5  (3)

      Form of Change in Control Agreement, dated
      May 1, 1992, with Walter E. DeForest, Bruce
      H. Hale, Joseph P. Pawlowski, Dennis J. Seeley,
      David F. Smith and Gerald T. Wehrlin and dated
      March 16, 1995 with James A. Beck.                   10.16 (8)

      Agreement, dated August 1, 1989, with Richard
      Hare.                                                10-Q  (1)

      Agreement, dated August 1, 1986, with Joseph
      P. Pawlowski                                         10.1 (11)

      Agreement, dated August 1, 1986, with Gerald
      T. Wehrlin                                           10.2 (11)

      National Fuel Gas Company Deferred
      Compensation Plan, as amended and restated
      through May 1, 1994.                                 10-7  (6)

      Amendment to National Fuel Gas Company
      Deferred Compensation Plan, dated September
      27, 1995.                                            10.9  (7)

      Amendment to National Fuel Gas Company
      Deferred Compensation Plan, dated September
      19, 1996.                                            10.10 (8)

------------------------------------------

Part III.  Compensation of Directors and Executive Officers (Continued)

      National Fuel Gas Company Deferred
      Compensation Plan, as amended and restated
      through March 20, 1997.                              10.3 (11)

      Amendment to National Fuel Gas Company
      Deferred Compensation Plan, dated June
      16, 1997                                             10.4 (11)

      Amendment No. 2 to the National Fuel
      Gas Company Deferred Compensation
      Plan, dated March 13, 1998                           10.1 (12)

      National Fuel Gas Company Tophat Plan,
      dated March 20, 1997                                 10   (10)

      Amendment No. 1 to the National Fuel
      Gas Company Tophat Plan, dated
      April 6, 1998                                        10.2 (12)

      National Fuel Gas Company and Participating
      Subsidiaries Executive Retirement Plan as
      amended and restated through November 1,1995.        10.10 (7)

      National Fuel Gas Company and Participating
      Subsidiaries 1996 Executive Retirement Plan
      Trust Agreement II, dated May 10, 1996.              10.13 (8)

      Amendments to National Fuel Gas Company and
      Participating Subsidiaries Executive
      Retirement Plan, dated September 18, 1997            10.9 (11)

      Amended and Restated Split Dollar Insurance
      and Death Benefit Agreement, dated
      September 17, 1997, with Philip C. Ackerman          10.5 (11)

      Amended and Restated Split Dollar Insurance
      and Death Benefit Agreement, dated
      September 15, 1997, with Richard Hare.               10.6 (11)

      Amended and Restated Split Dollar  Insurance
      and Death Benefit  Agreement,
      dated September 15, 1997, with Joseph P.
      Pawlowski.                                           10.7 (11)

      Amended and Restated Split Dollar  Insurance
      and Death Benefit  Agreement,
      dated September 15, 1997, with Gerald T.
      Wehrlin.                                             10.8 (11)

      Death Benefits Agreement, dated August 28,
      1991, with Bernard J. Kennedy.                       10-TT (2)

      Amendment to Death Benefit Agreement of
      August 28, 1991, with Bernard J. Kennedy,
      dated March 15, 1994.                                10.11 (7)

      Summary of Annual At Risk Compensation
      Incentive Program.                                   10.10 (4)

------------------------------------------

Part III.  Compensation of Directors and Executive Officers (Concluded)

      Administrative Rules with Respect to At Risk
      Awards under the 1993 Award and Option
      Plan.                                                10.14 (8)

      Excerpts of Minutes from the National
      Fuel Gas Company Board of Directors
      Meeting  of  December  5, 1991  regarding
      change in  control  agreements,
      non-employee director retirement
      plan, and restrictions on restricted stock.          10-UU (2)

      Excerpts  from  Minutes  from  the  National
      Fuel  Gas  Company  Board of
      Directors  Meeting  of  September  19,  1996,
      regarding  compensation  of
      non-employee directors and related
      amendments of By-Laws.                               3.1   (8)

      Administrative Rules of the Compensation
      Committee of the Board of Directors of
      National Fuel Gas Company as amended through
      December 11, 1996.                                   10.15 (8)

      Excerpts of Minutes from National Fuel Gas
      Company Board of Directors Meeting of
      February 20, 1997, regarding the Retirement
      Benefits for Bernard J. Kennedy.                     10.10 (11)

      Excerpts of Minutes from National Fuel Gas
      Company Board of Directors Meeting of
      March 20, 1997, regarding the Retainer
      Policy for Non-Employee Directors.                   10.11 (11)

       (Notes)

       (1) Incorporated by reference from the Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1989 in File No. 1-3880.

       (2) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1991 in File
              No. 1-3880.

       (3) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1992 in File No. 1-3880.

       (4) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880.

       (5) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for quarterly period ended March 31, 1993 in File No. 1-3880.

       (6) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1994 in File No. 1-3880.

       (7) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880.

Item 6.  OFFICERS AND DIRECTORS (Concluded)
-------  ----------------------------------

Part III.  Compensation of Directors and Executive Officers (Concluded)


       (8) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880.

       (9) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for quarterly period ended December 31, 1996, in File No. 1-3880.

      (10) Incorporated by reference from Exhibit filed with the Quarterly Report on Form 10-Q for quarterly period ended June 30, 1997, in File No. 1-3880.

      (11) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880.

      (12) Incorporated by reference from Exhibit filed with the Annual Report on Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880.


(D)    Indebtedness to System Companies:  None

(E) Participation in Bonus and Profit-Sharing Arrangements and Other Benefits:

       The information required by this item appears under "Directors' Compensation," and "Executive Compensation," on page 6 and pages 9 to 19, respectively, of the National Fuel Gas Company Proxy Statement, dated
       December 31, 1998, included as exhibit A(3) to this Form U5S and incorporated herein by reference.

(F) Rights to Indemnity:

       The information required by this item appears in Article II, Paragraph 8 of the National Fuel Gas Company By-Laws as amended through September 17, 1998. Such By-Laws are listed as Exhibit B(1)(ii) to this Form U5S and are incorporated herein by reference as indicated.

       The Company also purchases directors and officers liability insurance coverage with an annual aggregate limit of $135 million, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omissions and general liability insurance coverages which are applicable to all employees as insureds, including directors and officers.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS
-------  ----------------------------------


                                                                                               Amount
                            Name of Recipient               Accounts Charged Per Books   Fiscal Year Ended
    Name of Company          or Beneficiary       Purpose     of Disbursing Company      September 30, 1998
    ---------------         -----------------     -------   --------------------------   ------------------

Tabulation showing expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of:

(1) Any political party, candidate for public office or holder of such office, or any committee or agent therefor:


Distribution Corporation           N/A            *FEDPAC    Misc. Income Deductions          $6,355

Distribution Corporation           N/A            *NYPAC     Misc. Income Deductions          $5,598

Distribution Corporation           N/A            *PAPAC     Misc. Income Deductions          $3,254

Supply Corporation                 N/A            *FEDPAC    Misc. Income Deductions          $2,478

Supply Corporation                 N/A            *NYPAC     Misc. Income Deductions          $2,144

Supply Corporation                 N/A            *PAPAC     Misc. Income Deductions          $1,392

* Company labor and expenses relating to administration of political action funds.

(2) Any citizens group or public relations counsel:

Distribution Corporation    Greater Buffalo
                            Partnership            Civic     Operation Expense               $64,480

Distribution Corporation    45 Beneficiaries       Civic     Operation Expense               $36,910

Supply Corporation          23 Beneficiaries       Civic     Operation Expense               $ 6,151

Seneca Resources             4 Beneficiaries       Civic     Operation Expense               $ 1,095


The information called for by instruction 2 to Item 7 was compiled, and memoranda from the applicable System Companies were received and are preserved by the Registrant.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
-------  -----------------------------------------

Part I.  Intercompany sales and services

    (1)  Salaries of officers of the Registrant

                                                           NATIONAL FUEL GAS COMPANY
                                                           -------------------------
                                                          REPORT OF OFFICERS' SALARIES
                                                          ----------------------------
                                                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                                                  --------------------------------------------

                          Distribution   Supply    Seneca     Leidy                       Data-
                  Parent     Corp.       Corp.    Resources    Hub    Highland  Horizon   Track   NFR     Total
                  ------  ------------   ------   ---------   -----   --------  -------   -----   ---     -----


B. J. Kennedy    $80,574    $296,853    $449,520   $10,602    $    -   $2,120  $      -  $4,240  $4,241  $848,150

P. C. Ackerman    23,500     376,000           -    61,100         -    4,700     4,700       -       -   470,000

A. M. Cellino      7,600     144,400           -         -         -        -         -       -       -   152,000

J. P. Pawlowski   11,450     129,638      58,326    28,173         -    1,109         -      65     239   229,000

G. T. Wehrlin     11,450      30,022      13,507     6,524     6,870      257   160,300      15      55   229,000


-------  -----------------------------------------------------

Part I. Intercompany sales and services (Continued)

(2)   Services rendered by Statutory Subsidiaries

                            DISTRIBUTION CORPORATION
                            ------------------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------
                                                            Common Expenses
                            -------------------------------------------------------------------------------------
                                                      Corporate     Materials               Industrial   Accounts
Receiving Company           Executive   Purchasing  Communications  Management  Accounting  Engineering  Payable
-----------------           ---------   ----------  --------------  ----------  ----------  -----------  -------
Supply Corporation            $555        $236           $210          $48         $821        $181        $222
Seneca Resources               295           -              6            -          123           -           -
UCI                              -           -              -            -            -           -           -
Highland                        32           -              1            -           10           -           -
Data-Track                       1           -              -            -            -           -           -
NFR                             10           -              -            -            3           -           -
Leidy Hub                        -           -              -            -            -           -           -
Horizon                          -           -              -            -            -           -           -
Parent Company                   -           -              -            -            -           -           -
NIM                              -           -              -            -            -           -           -
Upstate Energy                   -           -              -            -            -           -           -
                              ----        ----           ----          ---         ----        ----        ----
                              $893        $236           $217          $48         $957        $181        $222
                              ====        ====           ====          ===         ====        ====        ====

                                                            Common Expenses
                            -----------------------------------------------------------------------------------
                              Data           Human                             Government      Benefit
Receiving Company           Processing     Resources     Legal     Finance       Affair        Services     CPR
-----------------           ----------     ---------     -----     -------     ----------      --------     ---
Supply Corporation             $281          $303        $ 75       $661          $84            $262      $271
Seneca Resources                 12            12          44         82            -             143         -
UCI                               -             -           -          -            -               -         -
Highland                          -             1           4          7            -              15         -
Data-Track                        -             -           -          -            -               -         -
NFR                               -             -           1          2            -               5         -
Leidy Hub                         -             -           -          -            -               -         -
Horizon                           -             -           -          -            -               -         -
Parent Company                    -             -           -          -            -               -         -
NIM                               -             -           -          -            -               -         -
Upstate Energy                    -             -           -          -            -               -         -
                               ----          ----        ----       ----          ---            ----      ----
                               $293          $316        $124       $752          $84            $425      $271
                               ====          ====        ====       ====          ===            ====      ====

                               Common Expenses
                            -------------------
                                        Total           Total      Total    Convenience or      Total Service
                                        Common         Clearing    Direct    Accommodation       Rendered By
Receiving Company           Payroll     Expense        Charges*   Charges*    Payments*     Statutory Subsidiaries
-----------------           -------     -------        --------   --------  --------------  ----------------------
Supply Corporation           $197       $4,407          $2,894     $3,456       $7,934             $18,691
Seneca Resources                -          717             128        210        1,237               2,292
UCI                             -            -               -          -           72                  72
Highland                        -           70              12         10           40                 132
Data-Track                      -            1              17         74            3                  95
NFR                             -           21              30         18           94                 163
Leidy Hub                       -            -               -         16            1                  17
Horizon                         -            -               -        518           49                 567
Parent Company                  -            -               9         56          352                 417
NIM                             -            -               -          -            3                   3
Upstate Energy                  -            -               -          -            2                   2
                             ----       ------          ------     ------       ------             -------
                             $197       $5,216          $3,090     $4,358       $9,787             $22,451
                             ====       ======          ======     ======       ======             =======

* Analysis of Clearing Charges, Direct Charges & Convenience or Accommodation Payments is presented on pages 25 and 26.

-------  -----------------------------------------------------

Part I. Intercompany sales and services (Continued)

(2)   Services rendered by Statutory Subsidiaries



                            DISTRIBUTION CORPORATION
                            ------------------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                            Clearing Charges
                            ----------------------------------------------------------------------------
                            Material                                                           Total
                            Issue &                                       Data    Messenger   Clearing
Receiving Company           Transfer Telecommunications Rental Postage Processing  Expense     Charges
-----------------           -------- ------------------ ------ ------- ---------- ---------   ---------

Supply Corporation           $1,186         $179         $23     $7      $1,408     $ 91       $2,894
Seneca Resources                 22           31           -      -          65       10          128
UCI                               -            -           -      -           -        -            -
Highland                          -            -           -      -           5        7           12
Data-Track                        -           12           -      -           3        2           17
NFR                               4           15           -      -           9        2           30
Leidy Hub                         -            -           -      -           -        -            -
Horizon                           -            -           -      -           -        -            -
Parent Company                    -            -           1      -           8        -            9
NIM                               -            -           -      -           -        -            -
Upstate Energy                    -            -           -      -           -        -            -
                             ------         ----         ---     --      ------     ----       ------
                             $1,212         $237         $24     $7      $1,498     $112       $3,090
                             ======         ====         ===     ==      ======     ====       ======

                                                            Direct Charges
                            ----------------------------------------------------------------------------------------
                                        Telecom-                             Contract      Corporate
Receiving Company           Land  MMD  munications  Insurance  Operations  Administration  Communication  Accounting
-----------------           ----- ---  -----------  ---------  ----------  --------------  -------------  ----------

Supply Corporation          $341  $4       $9         $302       $2,130         $72             $9           $ -
Seneca Resources               -   -        -            -           27           -              -             -
UCI                            -   -        -            -            -           -              -             -
Highland                       -   -        -            -            -           -              -             -
Data-Track                     -   -        -            -            -           -              -             -
NFR                            -   -        -            -            -           -              -             -
Leidy Hub                      -   -        -            -            -           -              -             -
Horizon                        -   -        -            -            -           -              -            35
Parent Company                 -   -        -            -            -           -              -             1
NIM                            -   -        -            -            -           -              -             -
Upstate Energy                 -   -        -            -            -           -              -             -
                            ----  --       --         ----       ------         ---             --           ---
                            $341  $4       $9         $302       $2,157         $72             $9           $36
                            ====  ==       ==         ====       ======         ===             ==           ===

                                                            Direct Charges
                            ------------------------------------------------------------------------------------
                                                Government               Gas                  Revenue     OMS
Receiving Company           Legal   Purchasing   Affairs     Finance   Planning   Executive   Recovery   General
-----------------           -----   ----------  ----------   -------   --------   ---------   --------   -------
Supply Corporation           $8        $11         $261       $178       $29        $ 99        $ -        $3
Seneca Resources              -          -            -         20         -         161          -         -
UCI                           -          -            -          -         -           -          -         -
Highland                      -          -            -          -         -          10          -         -
Data-Track                    -          -            -          -         -           -         13         -
NFR                           -          -            -          6         -          12          -         -
Leidy Hub                     -          -            -          -         -          16          -         -
Horizon                       -          -            -        195         -         288          -         -
Parent Company                -          -            -         24         -          20          -         -
NIM                           -          -            -          -         -           -          -         -
Upstate Energy                -          -            -          -         -           -          -
                             --        ---         ----       ----       ---        ----        ---        --
                             $8        $11         $261       $423       $29        $606        $13        $3
                             ==        ===         ====       ====       ===        ====        ===        ==

                                Direct Charges
                            ------------------------
                                                                    Total
                            Benefit      Credit                     Direct
Receiving Company           Services  Administration                Charges
-----------------           --------  --------------                -------
Supply Corporation            $ -         $ -                       $3,456
Seneca Resources                2           -                          210
UCI                             -           -                            -
Highland                        -           -                           10
Data-Track                      -          61                           74
NFR                             -           -                           18
Leidy Hub                       -           -                           16
Horizon                         -           -                          518
Parent Company                 11           -                           56
NIM                             -           -                            -
Upstate Energy                  -           -                            -
                              ---         ---                       ------
                              $13         $61                       $4,358
                              ===         ===                       ======

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)


                            DISTRIBUTION CORPORATION
                            ------------------------
                ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                -------------------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                Receiving Company
                     ------------------------------------------------------------------
                     Parent    Supply     Seneca       Data-              Leidy
                     Company Corporation Resources UCI Track Highland NFR  Hub  Horizon
                     ------- ----------- --------- --- ----- -------- --- ----- -------

Material               $  -    $  963     $    -   $ -  $-     $ -    $ -   $-   $ -
Rents                     -       191          -     -   -       -      -    -     -
Transportation            -        10          -     -   -       -      -    -     -
Utilities                 -       356         71     -   -       -     19    -     1
Contractors &
 Outside Services        30       530          6     -   -       -     11    -     4
Equipment Purchases
 & Rentals                1       828          8     -   -       -     23    -     1
Employee Benefits        26     3,136         47     -   -       6      -    -    28
Office Expense            5       567          9    61   1       4     15    -    (3)
Dues & Subscriptions     67       293          -     -   -       -      -    -     -
Other Insurance           -       921      1,047     -   -      29     19    -    16
Injuries & Damages        -         -          -     3   -       -      -    -     -
Other                   223       135         48     8   2       1      7    1     2
Advertising               -         3          1     -   -       -      -    -     -
Postage                   -         1          -     -   -       -      -    -     -
                       ----    ------     ------   ---  --     ---    ---   --   ---

                       $352    $7,934     $1,237   $72  $3     $40    $94   $1   $49
                       ====    ======     ======   ===  ==     ===    ===   ==   ===

                          Receiving Company
                          -----------------

                                  Upstate
                          NIM     Energy     Total
                          ---     ------     -----
Material                  $-        $-      $  963
Rents                      -         -         191
Transportation             -         -          10
Utilities                  -         -         447
Contractors &
 Outside Services          -         1         582
Equipment Putchases
 & Rentals                 3         1         865
Employee Benefits          -         -       3,243
Office Expense             -         -         659
Dues & Subscriptions       -         -         360
Other Insurance            -         -       2,032
Injuries & Damages         -         -           3
Other                      -         -         427
Advertising                -         -           4
Postage                    -         -           1
                          --        --      ------
                          $3        $2      $9,787
                          ==        ==      ======

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                               SUPPLY CORPORATION
                               ------------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                            Clearing Accounts                     Direct Charges
                   ------------------------------------  ----------------------------
                               Material         Total
                   Production  Issue &  Rental Clearing            Interstate
Receiving Company   Clearing   Transfer Clear  Charges   Valuation Marketing   Finance
-----------------  ----------  -------- ------ --------  --------- ----------  -------

Distribution Corp.    $  -      $1,785  $2,761  $4,546       $3        $1       $  -
Seneca Resources       248           5       3     256        -         -          -
Horizon                  -           -       6       6        -         -        166
Highland                 -           -       -       -        -         -          -
Data Track               -           -       -       -        -         -          -
NFR                      -           -       -       -        -         -          -
Leidy Hub                -           -       -       -        -         -          -
Parent Company           -           -      13      13        -         -          -
Seneca Independence      -           -       -       -        -         -          -
                      ----      ------  ------  ------       --        --       ----

                      $248      $1,790  $2,783  $4,821       $3        $1       $166
                      ====      ======  ======  ======       ==        ==       ====

                                                  Direct Charges Continued
                   -----------------------------------------------------------------------
                                                                      Operations,
                                                                     Construction &
                                  Human            Gas                  Customer
Receiving Company  Engineering  Resources  Land  Control  Executive     Service      Legal
-----------------  -----------  ---------  ----  -------  ---------  --------------  -----

Distribution Corp.   $274         $110     $377  $1,024      $158        $2,079       $11
Seneca Resources        -            -       72       -        13            67         -
Horizon                 -            -        -       -       233             -         -
Highland                -            -        1       -         3             -         -
Data Track              -            -        -       -         6             -         -
NFR                     -            -        -       -         6             -         -
Leidy Hub               -            -        -       -         -             -         -
Parent Company          -            2        -       -        40             -         -
Seneca Independence     -            -        -       -         -             -         -
                     ----         ----     ----  ------      ----        ------       ---

                     $274         $112     $450  $1,024      $459        $2,146       $11
                     ====         ====     ====  ======      ====        ======       ===

                                                            Total Services
                     Total     Total     Convenience or       Rendered By
                    Direct    Clearing   Accommodation         Statutory
Receiving Company   Charges   Charges      Payments*          Subsidiaries
-----------------   -------   --------   --------------     --------------

Distribution Corp.  $4,037     $4,546        $1,417              $10,000
Seneca Resources       152        256            25                  433
Horizon                399          6             1                  406
Highland                 4          -             -                    4
Data Track               6          -             1                    7
NFR                      6          -             5                   11
Leidy Hub                -          -             6                    6
Parent Company          42         13            14                   69
Seneca Indepencence      -          -             4                    4
                    ------     ------        ------              -------

                    $4,646     $4,821        $1,473              $10,940
                    ======     ======        ======              =======

* Analysis of Convenience or Accommodation Payments is presented on page 28.

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                               SUPPLY CORPORATION
                               ------------------
                ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                -------------------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                          Receiving Company
                       ---------------------------------------------------
                       Parent   Distribution   Seneca    Horizon
                       Company  Corporation   Resources  Energy   Highland
                       -------  -----------   ---------  -------  --------

Material                 $ -       $  234       $ 4        $-        $-
Rents                      -            -         -         -         -
Transportation             -           14         -         -         -
Utilities                  -           87         4         -         -
Contractors &
 Outside Services          -          197         -         4         -
Equipment Purchases
 & Rentals                 -          405         2         -         -
Employee Benefits         14           99         2         -         -
Office Expense             -           44         1         1         -
Dues & Memberships         -           34         -         -         -
Other                      -          267        12         -         -
Other Insurance            -           35         -         -         -
Postage                    -            1         -         -         -
                         ---       ------       ---        --        --

                         $14       $1,417       $25        $5        $-
                         ===       ======       ===        ==        ==


                            Receiving Company
                      -----------------------------
                      Data-                     Seneca
                      Track  NFR  Leidy Hub  Independence  Total
                      -----  ---  ---------  ------------  -----

Material               $-    $-      $-          $-       $  238
Rents                   -     -       -           -            -
Transportation          -     -       -           -           14
Utilities               -     1       -           -           92
Contractors &
 Outside Services       -     -       6           4          207
Equipment Purchases
 & Rentals              -     -       -           -          407
Employee Benefits       1     1       -           -          117
Office Expense          -     3       -           -           49
Dues & Memberships      -     -       -           -           34
Other                   -     -       -           -          279
Other Insurance         -     -       -           -           35
Postage                 -     -       -           -            1
                       --    --      --          --       ------

                       $1    $5      $6          $4       $1,473
                       ==    ==      ==          ==       ======

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)


                                SENECA RESOURCES
                                ----------------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                                            Total
                                                                           Services
                                                         Convenience or  Rendered By
                                   Timber                Accommodation    Statutory
Receiving Company                  Sales     Operations     Payments     Subsidiaries
-----------------                  -----     ----------     --------     ------------

Supply Corporation                 $    -      $  648         $ 18         $   666
Highland                            8,958           -            -           8,958
NFR                                     -         546           61             607
Upstate Energy                          -         127           14             141
Data-Track                              -           -           55              55
Parent Company                          -           -            1               1
                                   ------      ------         ----         -------

                                   $8,958      $1,321         $149         $10,428
                                   ======      ======         ====         =======

                      ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                      -------------------------------------------------

                                        Receiving Company
                     ------------------------------------------------------
                     Parent    Upstate     Supply             Data-
                     Company   Energy    Corporation    NFR   Track   Total
                     -------   ------    -----------    ---   -----   -----

Other                  $1        $14         $18        $61    $55     $149
                       --        ---         ---        ---    ---     ----

                       $1        $14         $18        $61    $55     $149
                       ==        ===         ===        ===    ===     ====

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)


                                    HIGHLAND
                                    --------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                 Total Services
                                                  Rendered By
                               Convenience         Statutory
Receiving Company               Payments          Subsidiaries
-----------------               --------          ------------

Seneca Resources                  $292                $292



                                       NFR
                                       ---
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                Convenience      Total Services
                                     or           Rendered By
                                Accommodation      Statutory
Receiving Company                 Payments        Subsidiaries
-----------------               -------------     ------------

Distribution Corporation             $3                $3

-------  -----------------------------------------------------

Part I.  Intercompany sales and services (Concluded)

        (2)     Services rendered by Statutory Subsidiaries (Concluded)


                                   DATA-TRACK
                                   ----------
                    REPORT OF INTERCOMPANY SALES AND SERVICES
                    -----------------------------------------
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                  --------------------------------------------
                             (THOUSANDS OF DOLLARS)
                             ----------------------

                                                        Total Services
                                                         Rendered by
                                         Collection       Statutory
Receiving Company                         Services       Subsidiaries
-----------------                        ----------      ------------

Distribution Corporation                    $386             $386

National Fuel Resources                        2                2
                                            ----             ----


                                            $388             $388
                                            ====             ====


        (3)     Services rendered by Registrant

                No services were rendered for a charge by the Registrant to any of its subsidiaries during the fiscal year ended September 30, 1998.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Concluded)
-------  -----------------------------------------------------

Part II. Contracts to purchase services or goods between any System company and any affiliate at September 30, 1998:

                 None

Part III. Employment of any person by any System company for the performance on a continuing basis of management services:

                                Description of Contract and         Annual
                Name                 Scope of Services           Consideration
                ----            ---------------------------      -------------

           Joseph Maljovec      Performs management and            $ 61,421
                                consulting services for
                                Highland.


ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
-------  --------------------------------------------------

Part I.  Interests in Foreign Utility Companies

         I.   Severoceske teplarny, a.s. and Teplarna Liberec, a.s.

         (a)  Severoceske teplarny, a.s. (SCT)
              J. Seiferta 2179
              434 01 Most
              Czech Republic

              Teplarna Liberec, a.s. (TL)
              Dr. M. Horakove 641/34a
              460 01 Liberec
              Czech Republic

              SCT generates and supplies steam heat to customers in the Czech Republic. It has been designated as a foreign utility company because it owns a 70% interest (common equity) in TL. TL has been designated as a foreign utility company because it owns and operates a 12 MW steam powered electric generation turbine and sells the electricity produced at wholesale.

              Horizon Energy Development, Inc. (Horizon) owns 100% of the capital stock of Horizon Energy Holdings, Inc. ("HEHI") which owns 100% of the capital stock of Horizon Energy Development B.V. ("HEDBV") which owns 82.70% of the capital stock of SCT, which owns 70% of the capital stock of TL.

         (b) Horizon owns 100% of the capital stock of HEHI. Such investment was valued at $120,809,000 as of September 30, 1998. HEHI owns 100% of the capital stock of HEDBV. Such investment was valued at $35,548,000 as of September 30, 1998. HEDBV owned 82.70% of the capital stock of consolidated SCT and such investment was valued at $46,185,000 as of September 30, 1998. SCT owns 70% of the capital stock of TL. Such investment was valued at $10,773,000 as of September 30, 1998. The financial statements of Horizon and its subsidiaries are found on pages 55 through 80 of this Form U5S.

-------  --------------------------------------------------------------



              There are no debts or other financial obligations of HEHI, HEDBV, SCT or TL for which there is recourse, directly or indirectly, to the registered holding company or another system company. There are no direct or indirect guarantees of any securities of TL by the registered holding company. There have been no transfers of any assets from any system company to TL.

         (c) The ratios of debt to common equity of SCT and TL were 9.03% and 1.98%, respectively, at September 30, 1998. The earnings of SCT and TL for the twelve months ended September 30, 1998 (net of minority interest) were $1,991,000 and $252,000, respectively. The financial statements of SCT and TL are found on pages 69 through 72 of this Form U5S.

         (d) There are management support agreements between Horizon Energy Development, s.r.o. (HED) and SCT and TL. Under these agreements, HED agrees to provide management services (i.e., strategic, legal, marketing, public relations and human resource services) to both SCT and TL. The agreement with SCT calls for SCT to pay HED CZK 3,000,000 on a quarterly basis. The agreement with TL also calls for a quarterly payment of CZK 3,000,000 to HED.

              There is a service agreement between SCT and TL calling for TL to pay SCT CZK 1,500,000 on a monthly basis. The services SCT provides are similar to those described above.

         II. Prvni severozapadni teplarenska, a.s.

         (a)  Prvni severozapadni teplarenska, a.s. (PSZT)
              Komorany u Mostu
              434 03 Most
              Czech Republic

              PSZT generates and supplies steam heat to customers in the Czech Republic. PSZT also generates electric energy for sale. PSZT has been designated as a foreign utility company because it own and operates a coal-fired electric generation plant with generating capacity of 236 MW and sells the electricity it produces at wholesale.

              Horizon owns 100% of the capital stock of HEHI which owns 100% of the capital stock of HEDBV which owns 86.2% of the capital stock of PSZT.

         (b) Horizon owns 100% of the capital stock of HEHI. Such investment was valued at $120,809,000 as of September 30, 1998. HEHI owns 100% of the capital stock of HEDBV. Such investment was valued at $35,548,000 at September 30, 1998. As of September 30, 1998, HEDBV owned 86.2% of the capital stock of PSZT and such investment was valued at $75,833,000. The financial statements of Horizon and its subsidiaries are found on pages 55 through 80 of this Form U5S.

              As of September 30, 1998 there were no debts or other financial obligations of HEHI, HEDBV or PSZT for which there was recourse, directly or indirectly, to the registered holding

-------  --------------------------------------------------------------

              company or another system company other than amounts lent by Horizon to PSZT under a loan agreement between those two parties. At September 30, 1998, PSZT owed $2,500,000 under the terms of that loan agreement.

              There are no direct or indirect guarantees of any securities or PSZT by the registered holding company. There have been no transfers of any assets from any system company to PSZT.

         (c) The ratio of debt to common equity of PSZT was 83.08% at September 30, 1998. The earnings of PSZT for the twelve months ended September 30, 1998 (net of minority interest) were $3,682,000. The financial statements of PSZT are found on pages 73 through 76 of this Form U5S.

         (d) There is a management support agreement between HED and PSZT. Under this agreement, HED agrees to provide management services (i.e., strategic, legal, marketing, public relations and human resource services) to PSZT. The agreement with PSZT calls for PSZT to pay HED CZK 4,500,000 on a quarterly basis.

         III. Teplarna Kromeriz, a.s.

         (a)  Teplarna Kromeriz, a.s. (Kromeriz)
              Na Sadkach 3572
              767 01 Kromeriz
              Czech Republic

              Kromeriz generates and supplies steam heat to customers in the Czech Republic. It has been designated as a foreign utility company because it has developed initial plans to add a 38 MW simple-cycle electric generating unit at its site.

              Horizon owns 100% of the capital stock of HEHI which owns 100% of the capital stock of HEDBV which owns 100% of the business shares of Power Development, s.r.o., (PD)(a limited liability company) which owns 100% of the capital stock of Kromeriz.

         (b) Horizon owns 100% of the capital stock of HEHI. Such investment was valued at $120,809,000 as of September 30, 1998. HEHI owns 100% of the capital stock of HEDBV. Such investment was valued at $35,548,000 at September 30, 1998. HEDBV owns 100% of the business shares of PD. Such investment was valued at $1,813,000 at September 30, 1998. PD owns 100% of the capital stock of Kromeriz. Such investment was valued at $659,000 at September 30, 1998. The financial statements of Horizon and its subsidiaries are found on pages 55 through 80 of this Form U5S.

              There are no debts or other financial obligations of HEHI, HEDBV, PD or Kromeriz for which there is recourse, directly or indirectly, to the registered holding company or another system company. There are no direct or indirect guarantees of any securities of Kromeriz by the registered holding company. There have been no transfers of any assets from any system company to Kromeriz.

         (c) Debt to common equity ratio - Not Applicable. Kromeriz posted a $78,000 net loss for the twelve months ended September 30, 1998. The financial statements of Kromeriz are found on pages 77 through 80 of this Form U5S.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Concluded)
-------  --------------------------------------------------------------

         (d) There is a management support agreement between HED and Kromeriz. Under this agreement, HED agrees to provide management services (i.e., strategic, legal, marketing, public relations and human resource services) to Kromeriz. The agreement with Kromeriz calls for Kromeriz to pay HED CZK 100,000 on a monthly basis.

Part II  Relationship of Foreign Utility Companies to System Companies

              Organization charts showing the relationships of Kromeriz, SCT, TL and PSZT to system companies are provided as Exhibits H-1, H-2 and H-3 to this Form U5S.

Part III Aggregate Investment in Foreign Utility Companies

              The Registrant's aggregate investment in foreign utility companies at September 30, 1998 was $122,677,000 which was 27.8% of its aggregate capital investment in Distribution Corporation, the Registrant's domestic public utility subsidiary. The aggregate investment amounts used in this calculation represent the common stock equity of the companies involved.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
--------  ---------------------------------

                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                   ------------------------------------------
                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                               SEPTEMBER 30, 1998
                               ------------------

                                                                         Page
                                                                         ----

National Fuel Gas Company and Subsidiaries:
Report of Independent Accountants                                         38
Consolidating and Consolidated Balance Sheet at September 30, 1998       39-42
Consolidating and Consolidated Statement of Income for the Fiscal
  Year Ended September 30, 1998                                          43-44
Consolidating and Consolidated Statement of Earnings Reinvested in
  the Business for the Fiscal Year Ended September 30, 1998              45-46
Consolidating and Consolidated Statement of Cash Flows for the
  Fiscal Year Ended September 30, 1998                                   47-50

Seneca Resources Corporation:
Consolidating Balance Sheet at September 30, 1998                         51
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1998                                                      52
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1998                            53
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1998                                                54

Horizon Energy Development, Inc. (Horizon):
Consolidating Balance Sheet at September 30, 1998                         55
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1998                                                      56
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1998                            57
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1998                                                58

Horizon Energy Holdings:
Consolidating Balance Sheet at September 30, 1998                         59

Horizon Energy Development B.V. (Horizon B.V.):
Consolidating Balance Sheet at September 30, 1998                        61-62
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1998                                                     63-64
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1998                           65-66
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1998                                               67-68

Severoceske teplarny, a.s. (SCT):
Consolidating Balance Sheet at September 30, 1998                         69
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1998                                                      70
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1998                            71
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1998                                                72

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (Concluded)
--------  ---------------------------------------------

                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                   ------------------------------------------
                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                               SEPTEMBER 30, 1998
                               ------------------

                                                                         Page
                                                                         ----

Prvni severozapadni teplarenska, a.s. (PSZT):
Consolidating Balance Sheet at September 30, 1998                         73
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1998                                                      74
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1998                            75
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1998                                                76

Power Development, s.r.o. (Power Development):
Consolidating Balance Sheet at September 30, 1998                         77
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 1998                                                      78
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 1998                            79
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 1998                                                80


Notes to Consolidated Financial Statements                                 *



* The Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, are incorporated herein by reference.

                        REPORT OF INDEPENDENT ACCOUNTANTS






To the Board of Directors and
Shareholders of
National Fuel Gas Company

In our opinion, the consolidated financial statements listed in the index appearing under Item 10 on Pages 36 and 37 present fairly, in all material respects, the financial position of National Fuel Gas Company and its subsidiaries at September 30, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on Pages 39 through 80 is presented for purposes of additional analysis rather than to present financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information on Pages 39 through 80 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.



PricewaterhouseCoopers LLP
Buffalo, New York
October 27, 1998


                   NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                  National    National     Seneca               Highland                  Data-Track
                      National    Fuel Gas    Fuel Gas    Resources     Leidy    Land &      Utility       Account
                      Fuel Gas  Distribution   Supply       Corp.        Hub,   Minerals,  Constructors,  Services,
                      Company      Corp.        Corp.   (Consolidated)   Inc.      Inc.         Inc.         Inc.
                      --------  ------------  --------  --------------  -----   ---------  -------------  ----------
    ASSETS
    ------


PROPERTY, PLANT
  & EQUIPMENT      $      132   $1,220,288   $728,311      $947,090     $    3    $8,202      $  632        $  -
-------------

Less: Accumulated
 Depreciation,
 Depletion and
 Amortization             123      313,534    267,359       275,721          3     2,092         632           -
                   ----------   ----------   --------      --------     ------    ------      ------        ----
                            9      906,754    460,952       671,369          -     6,110           -           -
                   ----------   ----------   --------      --------     ------    ------      ------        ----

CURRENT ASSETS:
---------------
  Cash and Temporary
    Cash Investments    7,071        3,686        758         1,848         86       133         135          26
  Notes Receivable
    -Intercompany     477,200            -          -        11,800        700         -         500         700
  Allowance for
    Uncollectible
    Accounts                -       (4,326)         -          (104)         -         -        (293)          -
  Accounts Receivable
    -Intercompany      19,695        9,642     12,250         1,372          3        46           5          21
  Accounts Receivable     165       51,861      4,330        14,164          -       644         325          35
  Unbilled Utility
    Revenue                 -       14,693          -             -          -         -           -           -
  Dividends Receivable
    -Intercompany      17,289            -          -             -          -         -           -           -
  Materials and
    Supplies - at
    average cost           -        4,448     11,615         1,130          -     1,394           -           -
  Gas Stored
    Underground             -       28,819          -             -          -         -           -           -
  Unrecovered
    Purchased
    Gas Costs               -        6,316          -             -          -         -           -           -
  Prepayments             680       12,498      2,814         3,381          6       158          14           -
                   ----------   ----------   --------      --------     ------    ------      ------        ----
                      522,100      127,637     31,767        33,591        795     2,375         686         782
                   ----------   ----------   --------      --------     ------    ------      ------        ----

OTHER ASSETS:
-------------
  Recoverable Future
    Taxes                   -       83,345      4,958             -          -         -           -           -
  Unamortized Debt
    Expense             5,409       12,925      3,961             -          -         -           -           -
  Other Regulatory
    Assets              4,805       28,520      8,410             -          -         -           -           -
  Deferred Charges      2,912        2,109      3,423         2,289          2         -           -           -
  Investment in
    Associated
    Companies         839,311            -         61             -          -         -           -           -
  Notes of
    Subsidiaries      674,965            -          -             -          -         -           -           -
  Other                 6,768       10,356      7,415         1,473        137         -        1,978          -
                   ----------   ----------   --------      --------     ------    ------       ------       ----
                    1,534,170      137,255     28,228         3,762        139         -        1,978          -
                   ----------   ----------   --------      --------     ------    ------       ------       ----
                   $2,056,279   $1,171,646   $520,947      $708,722     $  934    $8,485       $2,664       $782
                   ==========   ==========   ========      ========     ======    ======       ======       ====

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.





               Horizon
 National       Energy                 Seneca    Nigara
   Fuel      Development,    Upstate   Indep.    Indep.    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Marketing  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Company   & Adjustments     Dr (Cr)      Subsidiaries
----------  --------------   -------  --------  ---------  -------------  -------------   ------------




  $   485      $281,710       $  -    $    -     $ -       $3,186,853    $         -     $3,186,853




      132        79,120          -         -       -          938,716              -        938,716
  -------      --------       ----    ------     ---       ----------    -----------     ----------
      353       202,590          -         -       -        2,248,137              -      2,248,137
  -------      --------       ----    ------     ---       ----------    -----------     ----------



    7,032         8,908         51        18       1           29,753            684         30,437

        -         2,500          -         -       -          493,400       (493,400)             -


     (633)         (876)         -         -       -           (6,232)             -         (6,232)

        5             6         16         -       -           43,061        (43,061)             -
    7,287         9,753          2         -       -           88,566              2         88,568

        -           710          -         -       -           15,403              -         15,403

        -             -          -         -       -           17,289        (17,289)             -


        -         6,059          -         -       -           24,646            (37)        24,609

    2,077             -        765         -       -           31,661              -         31,661


        -             -          -         -       -            6,316              -          6,316
       51           154          -         -       -           19,756             (1)        19,755
  -------      --------       ----    ------     ---       ----------    -----------     ----------
   15,819        27,214        834        18       1          763,619       (553,102)       210,517
  -------      --------       ----    ------     ---       ----------    -----------     ----------



        -             -          -         -       -           88,303              -         88,303

        -             -          -         -       -           22,295              -         22,295

        -             -          -         -       -           41,735              -         41,735
      183             -          -         -       -           10,918         (2,299)         8,619


        -             -          -         -       -          839,372       (839,372)             -

        -             -          -         -       -          674,965       (674,965)             -
      588        12,535          -     5,772       -           47,022         17,831         64,853
  -------      --------       ----    ------     ---       ----------    -----------     ----------
      771        12,535          -     5,772       -        1,724,610     (1,498,805)       225,805
  -------      --------       ----    ------     ---       ----------    -----------     ----------
  $16,943      $242,339       $834    $5,790     $ 1       $4,736,366    $(2,051,907)    $2,684,459
  =======      ========       ====    ======     ===       ==========    ===========     ==========



                                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                                             CONSOLIDATING BALANCE SHEET
                                                                AT SEPTEMBER 30, 1998
                                                                (THOUSANDS OF DOLLARS)


                                     National   National     Seneca             Highland                Data-Track
                          National   Fuel Gas   Fuel Gas    Resources    Leidy   Land &      Utility     Account
                          Fuel Gas Distribution  Supply       Corp.       Hub,  Minerals, Constructors, Services,
                          Company     Corp.       Corp.  (Consolidated)   Inc.    Inc.         Inc.        Inc.
                          -------- ------------ -------- --------------  -----  --------- ------------- ----------
CAPITALIZATION
AND LIABILITIES
---------------
CAPITALIZATION:
---------------
  Common Stock $1 Par
    Value; Authorized -
    200,000,000 Shares;
    Issued and
    Outstanding -
    38,468,795 Shares   $   38,469   $        -  $      -    $      -    $    -   $    -      $    -       $  -
  Capital Stock of
    Subsidiaries                 -       59,171    25,345         500         4        5           1          1
  Paid in Capital          416,239      121,668    35,894     104,035     1,365      445       3,359        499
  Earnings  Reinvested
    in the Business        428,112      260,717   189,982     (21,347)     (654)   4,430      (1,166)       204
  Cumulative
    Translation
    Adjustment               7,265            -         -           -         -        -           -          -
                        ----------   ----------  --------    --------    ------   ------      ------       ----
  Total Common
    Stock Equity           890,085      441,556   251,221      83,188       715    4,880       2,194        704

  Long-Term Debt,
    Net of Current
    Portion                624,000            -         -       3,993         -        -           -          -
  Notes Payable -
    Intercompany                 -      299,000   115,965     170,000         -        -           -          -
                        ----------   ----------  --------    --------    ------   ------      ------       ----
Total Capitalization     1,514,085      740,556   367,186     257,181       715    4,880       2,194        704
                        ----------   ----------  --------    --------    ------   ------      ------       ----
Minority Interest in
  Foreign Subsidiaries           -            -         -           -         -        -           -          -
                        ----------   ----------  --------    --------    ------   ------      ------       ----
CURRENT AND ACCRUED
LIABILITIES:
------------
  Notes Payable to
    Banks and
    Commercial Paper       326,300            -         -           -         -        -           -          -
  Notes Payable -
    Intercompany            16,200      103,900    60,800     298,900         -    2,000           -          -
  Current Portion of
    Long-Term Debt         150,000            -         -      66,218         -        -           -          -
  Accounts Payable             333       26,975     6,489      17,744         -      100           1        (15)
  Amounts Payable to
    Customers                    -        5,781         -           -         -        -           -          -
  Accounts Payable -
    Intercompany             1,824       20,264     9,456       6,048        16      979           -          4
  Dividends Payable -
    Intercompany                 -        8,700     6,154       2,000         -      200         200          -
  Other Accruals and
    Current Liabilities     44,851       26,115     7,996      (7,349)       88       93          83         62
                        ----------   ----------  --------    --------    ------   ------      ------       ----
                           539,508      191,735    90,895     383,561       104    3,372         284         51
                        ----------   ----------  --------    --------    ------   ------      ------       ----
DEFERRED CREDITS:
-----------------
  Accumulated Deferred
    Income  Taxes             (641)     139,665    51,398      64,386       115      170        (484)       (22)
  Taxes Refundable to
    Customers                    -       19,847    (1,443)          -         -        -           -          -
  Unamortized
    Investment Tax
    Credit                       -       11,019       353           -         -        -           -          -
  Other Deferred
    Credits                  3,327       68,824    12,558       3,594         -       63         670         49
                        ----------   ----------  --------    --------    ------   ------      ------       ----
                             2,686      239,355    62,866      67,980       115      233         186         27
                        ----------   ----------  --------    --------    ------   ------      ------       ----
                        $2,056,279   $1,171,646  $520,947    $708,722    $  934   $8,485      $2,664       $782
                        ==========   ==========  ========    ========    ======   ======      ======       ====

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



              Horizon
 National      Energy                 Seneca    Niagara
   Fuel      Development,    Upstate  Indep.     Indep.     Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Marketing   Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company    Company    & Adjustments     (Dr) Cr      Subsidiaries
----------  --------------   -------  --------  ---------   -------------  -------------   ------------










  $     -       $      -     $     -   $    -    $ -        $   38,469    $         -     $   38,469

       10              5           1        1      1            85,045        (85,045)             -
    3,490         38,245           -        -      -           725,239       (309,000)       416,239

    7,809        (11,659)       (191)     106      -           856,343       (428,231)       428,112


        -          7,265           -        -      -            14,530         (7,265)         7,265
  -------       --------     -------   ------    ---        ----------    -----------     ----------

   11,309         33,856        (190)     107      1         1,719,626       (829,541)       890,085



        -         64,676           -        -      -           692,669              -        692,669

        -         90,000           -        -      -           674,965       (674,965)             -
  -------       --------     -------   ------    ---        ----------    -----------     ----------
   11,309        188,532        (190)     107      1         3,087,260     (1,504,506)     1,582,754
  -------       --------     -------   ------    ---        ----------    -----------     ----------

        -         25,479           -        -      -            25,479              -         25,479
  -------       --------     -------   ------    ---        ----------    -----------     ----------





        -              -           -        -      -           326,300              -        326,300

    2,200          2,700       1,100    5,600      -           493,400       (493,400)             -

        -            711           -        -      -           216,929              -        216,929
    2,146          8,682           -        -      -            62,455         (2,522)        59,933

        -              -           -        -      -             5,781              -          5,781

    1,032          2,976          31       26      -            42,656        (42,656)             -

       35              -           -        -      -            17,289        (17,289)             -

       50          8,649        (103)     (54)     -            80,481             (1)        80,480
  -------       --------      ------   ------    ---        ----------    -----------     ----------
    5,463         23,718       1,028    5,572      -         1,245,291       (555,868)       689,423
  -------       --------      ------   ------    ---        ----------    -----------     ----------



     (871)         4,398           -      111      -           258,225             (3)       258,222

        -              -           -        -      -            18,404              -         18,404


        -              -           -        -      -            11,372              -         11,372

    1,042            212          (4)       -      -            90,335          8,470         98,805
  -------       --------      ------   ------    ---        ----------    -----------     ----------
      171          4,610          (4)     111      -           378,336          8,467        386,803
  -------       --------      ------   ------    ---        ----------    -----------     ----------
  $16,943       $242,339      $  834   $5,790    $ 1        $4,736,366    $(2,051,907)    $2,684,459
  =======       ========      ======   ======    ===        ==========    ===========     ==========


                                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                                          CONSOLIDATING STATEMENT OF INCOME
                                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                                                                (THOUSANDS OF DOLLARS)

                                     National   National     Seneca             Highland                Data-Track
                          National   Fuel Gas   Fuel Gas    Resources    Leidy   Land &      Utility     Account
                          Fuel Gas Distribution  Supply       Corp.       Hub,  Minerals, Constructors,  Services,
                          Company     Corp.       Corp.  (Consolidated)   Inc.    Inc.         Inc.         Inc.
                          -------  ------------ -------- --------------  -----  --------- ------------- ----------

OPERATING REVENUE:       $      -    $871,180   $170,983    $137,422     $  -    $13,614      $   -        $377
-----------------        --------    --------   --------    --------     ----    -------      -----        ----

OPERATING EXPENSE:
------------------
  Purchased Gas                 -     451,837        118       4,716        -          -          -           -
  Fuel Used in Heat and
   Electric Generation          -           -          -           -        -          -          -           -
  Operation                 3,181     168,487     56,477      36,597       33     11,233        (16)        302
  Maintenance                   -      15,896      9,809          29        -          -          -           -
  Property, Franchise &
   Other Taxes                521      77,018     11,249       1,630        1        150         12           -
  Depreciation, Depletion
   and Amortization             2      33,459     21,816      55,668        -        438         70          28
  Impairment of Oil & Gas
   Producing Properties         -           -          -     128,996        -          -          -           -
  Income Taxes                235      30,077     29,587     (38,969)      45        935        146          30
                         --------    --------   --------    --------     ----    -------      -----        ----
                            3,939     776,774    129,056     188,667       79     12,756        212         360
                         --------    --------   --------    --------     ----    -------      -----        ----
     Operating Income
      (Loss)               (3,939)     94,406     41,927     (51,245)     (79)       858       (212)         17
                         --------    --------   --------    --------     ----    -------      -----        ----

OTHER INCOME:
-------------
  Unremitted Earnings (Loss)
   of Subsidiaries        (30,400)          -           -          -        -          -          -           -
  Dividends from
   Subsidiaries            62,356           -           -          -        -          -          -           -
  Interest-Intercompany    66,226         268           -        467       28         39         46          30
  Other                       463       1,753      12,897     10,676      139         33        376          (5)
                         --------    --------    --------   --------     ----    -------      -----        ----
                           98,645       2,021      12,897     11,143      167         72        422          25
                         --------    --------    --------   --------     ----    -------      -----        ----
     Income (Loss) Before
      Interest Charges
      and Minority
      Interest in
      Foreign
      Subsidiaries         94,706      96,427      54,824    (40,102)      88        930        210          42
                         --------    --------    --------   --------     ----     ------      -----        ----

INTEREST CHARGES:
-----------------
  Interest on Long-Term
   Debt                    47,767           -           -      2,921        -          -          -           -
  Interest-Intercompany     1,049      27,063      14,456     20,085        5         28          -           -
  Other Interest           13,586      17,576         622          -        -          -          -           -
                         --------    --------    --------   --------     ----    -------      -----        ----
                           62,402      44,639      15,078     23,006        5         28          -           -
                         --------    --------    --------   --------     ----    -------      -----        ----

Minority Interest in
 Foreign Subsidiaries           -           -           -          -        -          -          -           -
                         ---------   --------    --------   --------     ----    -------      -----        ----

Income (Loss) Before
 Cumulative Effect         32,304      51,788      39,746    (63,108)      83        902        210          42
  Cumulative Effect of
   Change in Accounting
   For Depletion           (9,116)          -           -     (9,116)       -          -          -           -
                         --------    --------    --------   --------     ----    -------      -----        ----

Net Income (Loss)
 Available for
 Common Stock            $ 23,188    $ 51,788    $ 39,746   $(72,224)    $ 83    $   902      $ 210        $ 42
                         ========    ========    ========   ========     ====    =======      =====        ====

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.





              Horizon
 National      Energy                 Seneca
   Fuel      Development,    Upstate  Indep.    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company   & Adjustments     (Dr) Cr      Subsidiaries
----------  --------------   -------  --------  -------------  -------------   ------------

 $87,187       $76,259       $1,157    $  -      $1,358,179      $(110,179)    $1,248,000
 -------       -------       ------    ----      ----------      ---------     ----------


  82,621             -        1,048       -         540,340        (98,594)       441,746

       -        37,592            -       -          37,592              -         37,592
   3,314        27,247          397       4         307,256        (13,035)       294,221
       -            59            -       -          25,793              -         25,793

     320         1,916            -       -          92,817              -         92,817

      90         7,309            -       -         118,880              -        118,880

       -             -            -       -         128,996              -        128,996
     471         2,158         (102)     57          24,670           (646)        24,024
 -------       -------       ------    ----      ----------      ---------     ----------
  86,816        76,281        1,343      61       1,276,344       (112,275)     1,164,069
 -------       -------       ------    ----      ----------      ---------     ----------

     371           (22)        (186)    (61)         81,835          2,096         83,931
 -------       -------       ------    ----      ----------      ---------     ----------




       -             -            -       -         (30,400)        30,400              -

       -             -            -       -          62,356        (62,356)             -
     151            20            -       -          67,275        (67,275)             -
     296        10,682           22     322          37,654         (1,784)        35,870
 -------       -------       ------    ----      ----------      ---------     ----------
     447        10,702           22     322         136,885       (101,015)        35,870
 -------       -------       ------    ----      ----------      ---------     ----------





     818        10,680         (164)    261         218,720        (98,919)       119,801
 -------       -------       ------    ----      ----------      ---------     ----------




       -         2,466            -       -          53,154              -         53,154
      16         4,406           17     150          67,275        (67,275)             -
      15           316           10       5          32,130              -         32,130
 -------       -------       ------    ----      ----------      ---------     ----------
      31         7,188           27     155         152,559        (67,275)        85,284
 -------       -------       ------    ----      ----------      ---------     ----------


       -        (2,213)           -       -          (2,213)             -         (2,213)
 -------       -------       ------    ----      ----------      ---------     ----------


     787         1,279         (191)    106          63,948        (31,644)        32,304


       -             -            -       -         (18,232)         9,116         (9,116)
 -------       -------       ------    ----      ----------      ---------     ----------



 $   787       $ 1,279       $ (191)   $106      $   45,716      $ (22,528)    $   23,188
 =======       =======       ======    ====      ==========      =========     ==========

 Weighted Average                   Basic Earnings Per Common Share
 Common Shares Outstanding           Income Before Cumulative Effect               $ 0.85
 -------------------------
                                     Cumulative Effect of Change in Accounting
 Used in Basic                         For Depletion                                (0.24)
                                                                                   ------
  Calculation    38,316,397          Net Income Available for Common Stock         $ 0.61
                 ==========                                                        ======

 Used in Diluted                    Diluted Earnings Per Common Share
                                    ---------------------------------
  Calculation    38,703,526          Income Before Cumulative Effect               $ 0.84
                 ==========
                                     Cumulative Effect of Change in Accounting
                                      For Depletion                                 (0.24)
                                     Net Income Available for Common Stock         $ 0.60

                                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                            CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                                                                (THOUSANDS OF DOLLARS)


                                     National   National     Seneca             Highland                Data-Track
                          National   Fuel Gas   Fuel Gas    Resources    Leidy   Land &      Utility     Account
                          Fuel Gas Distribution  Supply       Corp.       Hub,  Minerals, Constructors,  Services,
                          Company     Corp.       Corp.  (Consolidated)   Inc.    Inc.         Inc.         Inc.
                          -------- -----------  -------- --------------  -----  --------- ------------- ----------
EARNINGS REINVESTED
-------------------
IN THE BUSINESS
---------------
Balance at Beginning
  of Year                $472,595    $243,729   $174,852    $ 52,877     $(737)   $4,328     $(1,375)      $162

Net Income (Loss)
  Available for
  Common Stock             23,188      51,788     39,746     (72,224)       83       902         210         42

Dividends on Common
  Stock (1998 - $1.77
  per share)              (67,671)    (34,800)   (24,616)     (2,000)        -      (800)          -          -
                         --------    --------   --------    --------     -----    ------     -------       ----

Balance at End of Year   $428,112    $260,717   $189,982    $(21,347)    $(654)   $4,430     $(1,165)      $204
                         ========    ========   ========    ========     =====    ======     =======       ====


                     At September 30, 1998
                     ---------------------

Intercompany Eliminations:
--------------------------

Earnings Reinvested in the Business:
  Unremitted Earnings of Subsidiaries
    Since Acquisition                                  $430,967
  Earnings Reinvested in the Business
    of Subsidiaries at Acquisition                        7,095
  Consolidating Adjustment                               (9,830)
                                                       --------
                                                       $428,232
                                                       ========

Net Income Available for Common Stock:
  Subsidiaries-Dividends on
    Common Stock                                       $ 62,356
  Unremitted Earnings (Loss) of Subsidiaries            (30,400)
  Cumulative Effect of Change in
    Accounting of Subsidiary                             (9,116)
  Consolidating Adjustment                                 (312)
                                                       --------
                                                       $ 22,528
                                                       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.







              Horizon
 National      Energy                 Seneca
   Fuel      Development,    Upstate  Indep.    Total Before   Eliminations    Consolidated
Resources,       Inc.        Energy   Pipeline  Eliminations   & Adjustments   Company and
   Inc.     (Consolidated)    Inc.    Company   & Adjustments     (Dr) Cr      Subsidiaries
----------  --------------   -------  --------  -------------  -------------   ------------




  $7,162       $(12,938)      $   -    $  -       $ 940,655      $(468,060)      $472,595



     787          1,279        (191)    106          45,716        (22,528)        23,188



    (140)             -           -       -        (130,027)        62,356        (67,671)
  ------       --------       -----    ----       ---------      ---------       --------

  $7,809       $(11,659)      $(191)   $106       $ 856,344      $(428,232)      $428,112
  ======       ========       =====    ====       =========      =========       ========



                                  ANALYSIS OF INVESTMENTS IN ASSOCIATED COMPANIES AT SEPTEMBER 30, 1998

                             Par or                   Earnings                                  Total Investment
                          Stated Value              Reinvested in   Unremitted                   in Associated
                               of          Paid     the Business     Earnings     Cumulative       Companies
                           Subsidiary       in           at            Since      Translation          at
                              Stock       Capital    Acquisition    Acquisition   Adjustment         Equity
                          -------------   -------   --------------  -----------   -----------   ----------------

Registrant:
  Distribution
   Corporation             $59,171       $121,668      $4,636        $256,081       $    -         $441,556
  Supply Corporation        25,345         35,833       2,453         187,529            -          251,160
  Seneca Resources             500        104,035           6         (21,353)           -           83,188
  Leidy Hub                      4          1,365           -            (654)           -              715
  Highland                       5            445           -           4,430            -            4,880
  UCI                            1          3,359           -          (1,165)           -            2,195
  Data-Track                     1            499           -             204            -              704
  NFR                           10          3,490           -           7,809            -           11,309
  Horizon                        5         38,245           -         (11,659)       7,265           33,856
  Upstate Energy                 1              -           -            (191)           -             (190)
  Seneca Independence            1              -           -             106            -              107
  Niagara Independence           1              -           -               -            -                1
  Consolidating
   Adjustment                    -              -           -           9,830            -            9,830
                           -------       --------      ------        --------       ------         --------
                            85,045        308,939       7,095         430,967        7,265          839,311
Supply Corporation:
  Seneca Resources               -             61           -               -            -               61
                           -------       --------      ------        --------       ------         --------
                           $85,045       $309,000      $7,095        $430,967       $7,265         $839,372
                           =======       ========      ======        ========       ======         ========



                                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                                        CONSOLIDATING STATEMENT OF CASH FLOWS
                                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                                                                (THOUSANDS OF DOLLARS)

                                                                                                             Data-
                                          National    National    Seneca             Highland                Track
                               National   Fuel Gas    Fuel Gas   Resources    Leidy   Land &     Utility    Account
                               Fuel Gas Distribution   Supply      Corp.      Hub,   Minerals, Constructors Services,
                               Company     Corp.       Corp.   (Consolidated)  Inc.     Inc.       Inc.       Inc.
                               -------- ------------  -------  -------------- ------ --------- ------------ ---------

OPERATING ACTIVITIES:
---------------------
Net Income (Loss) Available
  for Common Stock             $ 23,188   $ 51,788    $39,746     $(72,224)   $  83    $ 902       $210       $42
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
   Cumulative Effect of Changes
    in Accounting for Depletion   9,116          -          -        9,116        -        -          -         -
   Unremitted Earnings of
    Subsidiaries                 30,400          -          -            -        -        -          -         -
   Impairment of Oil and Gas
    Producing Properties              -          -          -      128,996        -        -          -         -
   Depreciation, Depletion
    and Amortization                  2     33,459     21,816       55,668        -      438         70        28
   Deferred Income Taxes            (67)    (2,916)      (117)     (23,867)    (106)     178        (46)       (9)
   Minority Interest in Foreign
    Subsidiaries                      -          -          -            -        -        -          -         -
   Other                            843        531       (229)      (3,086)    (140)       4          -         5

Change in:
   Receivables and Unbilled
    Utility Revenue               7,736     24,035      6,040        2,461        -      (63)         -       (35)
   Accounts Receivable-
    Intercompany                 (6,156)     1,631     (1,412)        (597)      (3)       2          5        10
   Gas Stored Underground
    and Material and Supplies         -      2,317        779         (654)       -     (840)         -         -
   Unrecovered Purchased Gas Costs    -     (6,316)         -            -        -        -          -         -
   Prepayments                      382     (3,169)      (221)       3,691        -      (47)         -         -
   Accounts Payable                 196    (11,832)    (5,005)      (5,202)       -       95        (14)        -
   Amounts Payable to Customers       -     (4,402)      (333)           -        -        -          -         -
   Accounts Payable-Intercompany (6,448)     3,048      1,585        3,680        5      226          -        (8)
   Other Accruals and Current
    Liabilities                  11,632    (22,256)    (3,345)     (11,270)     149       24          4        33
   Other Assets                  (1,555)     4,860     (1,703)         189        -        -          -         -
   Other Liabilities                222      8,889      7,265        1,859        -       10        (82)       16
                               --------   --------    -------     --------    -----    -----       ----       ---

   Net Cash Provided by
    (Used in) Operating
    Activities                 $ 69,491   $ 79,667    $64,866     $ 88,760    $ (12)   $ 929       $147       $82
                               --------   --------    -------     --------    -----    -----       ----       ---


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.

(Consolidating Statement of Cash Flows continues on pages 45 and 46)








              Horizon
National       Energy                 Seneca   Niagara
  Fuel      Development,    Upstate   Indep.    Indep.    Total Before                 Consolidated
Resources,      Inc.        Energy   Pipeline  Marketing  Eliminations  Eliminations   Company and
  Inc.     (Consolidated)    Inc.    Company    Company   & Adjustments & Adjustments  Subsidiaries
---------- --------------   -------  --------  ---------  ------------- -------------  ------------


 $   787      $ 1,279      $  (191)   $ 106     $   -        $ 45,716     $(22,528)      $ 23,188




       -            -            -        -         -          18,232       (9,116)         9,116

       -            -            -        -         -          30,400      (30,400)             -

       -            -            -        -         -         128,996            -        128,996

      90        7,309            -        -         -         118,880            -        118,880
    (138)       1,385            -      112         -         (25,591)        (646)       (26,237)

       -        2,213            -        -         -           2,213            -          2,213
     296       (8,238)           -        -         -         (10,014)       3,636         (6,378)



    (243)       3,369           (2)       -         -          43,298        1,902         45,200

      34            -          (16)       -         -          (6,502)       6,502              -

  (2,077)         (31)        (765)       -         -          (1,271)           -         (1,271)
       -            -            -        -         -          (6,316)           -         (6,316)
     140           53            -        -         -             829            -            829
  (1,131)        (467)           -        -         -         (23,360)      (1,615)       (24,975)
       -            -            -        -         -          (4,735)           -         (4,735)
     993        2,103           30       26         -           5,240       (5,240)             -

     225        3,251         (106)     (54)        -         (21,713)       6,232        (15,481)
     (75)          62            -     (320)        -           1,458       (1,422)            36
  (2,935)        (121)           -        -         -          15,123       (5,210)         9,913
 -------      -------       ------    -----     -----        --------     --------       --------



 $(4,034)     $12,167      $(1,050)   $(130)    $   -        $310,883     $(57,905)      $252,978
 -------      -------      -------    -----     -----        --------     --------       --------





                                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                                        CONSOLIDATING STATEMENT OF CASH FLOWS
                                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                                                                (THOUSANDS OF DOLLARS)

                                                                                                            Data-
                                         National    National    Seneca             Highland                 Track
                              National   Fuel Gas    Fuel Gas   Resources    Leidy   Land &     Utility     Account
                              Fuel Gas Distribution   Supply      Corp.       Hub,  Minerals, Constructors, Services,
                              Company     Corp.       Corp.   (Consolidated)  Inc.     Inc.        Inc.       Inc.
                              -------- ------------  -------- -------------- -----  --------- ------------- ---------

INVESTING ACTIVITIES:
---------------------
Capital Expenditures         $       -   $(50,680)  $(23,692)   $(300,065)  $    -  $(3,698)     $   -       $   -
Investment in Subsidiaries,
  Net of Cash Acquired               -          -          -      (29,757)       -        -          -           -
Investment in Associated
  Companies                    (34,200)         -          -            -        -        -          -           -
Change in Notes and Dividends
  Receivable - Intercompany   (315,488)         -          -       (8,400)    (700)   1,200        600        (200)
Other                                -          -          -        2,935    1,035       30         88          70
                             ---------   --------   --------     --------   ------  -------      -----       -----

Net Cash Provided by (Used In)
 Investing  Activities        (349,688)   (50,680)   (23,692)    (335,287)     335   (2,468)       688        (130)
                             ---------   --------   --------    ---------   ------  -------      -----       -----

FINANCING ACTIVITIES:
---------------------
Change in Notes Payable to
 Banks and Commercial Paper    233,900          -          -            -        -        -          -           -
Change in Notes
 Payable-Intercompany            3,000      7,700    (16,400)     250,300     (300)   2,000          -           -
Capital Contribution                 -          -          -            -        -        -       (800)          -
Net Proceeds from Issuance of
 Long-Term Debt                198,750          -          -            -        -        -          -           -
Reduction of Long-Term Debt   (100,000)         -          -       (3,359)       -        -          -           -
Proceeds from Issuance of
 Common Stock                   11,512          -          -            -        -        -          -           -
Dividends Paid on Common Stock (66,959)   (33,612)   (24,616)           -        -     (800)         -           -
Dividends Paid to Minority
  Interest                           -          -          -            -        -        -          -           -
                             ---------   --------   --------    ---------   ------  -------      -----       -----

Net Cash Provided by (Used in)
 Financing Activities          280,203    (25,912)   (41,016)      246,941    (300)    1,200       (800)          -
                             ----------  --------   --------     ---------  ------   -------      -----       -----

Effect of Exchange Rates
 on Cash                             -          -          -             -       -         -          -           -
                             ----------  --------   --------     ---------  ------   -------      -----       -----

Net Increase (Decrease) in
 Cash and Temporary Cash
 Investments                         6      3,075        158          414       23     (339)        35         (48)

Cash and Temporary Cash
 Investments at Beginning
 of Year                         7,065        611        600        1,434       63      472        100          74
                             ---------   --------   --------    ---------   ------  -------      -----       -----

Cash and Temporary Cash
 Investments at End of Year  $   7,071   $  3,686   $    758    $   1,848   $   86  $   133      $ 135       $  26
                             =========   ========   ========    =========   ======  =======      =====       =====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.








              Horizon
National       Energy                 Seneca   Niagara
  Fuel      Development,    Upstate   Indep.    Indep.    Total Before                 Consolidated
Resources,      Inc.        Energy   Pipeline  Marketing  Eliminations  Eliminations   Company and
  Inc.     (Consolidated)    Inc.    Company    Company   & Adjustments & Adjustments  Subsidiaries
---------- --------------   ------   --------  ---------  ------------- -------------  ------------


 $ (320)     $(14,778)     $    -    $      -    $  -       $(393,233)    $       -     $(393,233)

      -       (82,209)          -           -       -        (111,966)            -      (111,966)

      -             -           -           -       -         (34,200)       34,200             -

  7,000        (2,500)          -           -       -        (318,488)      318,488             -
      -         3,636           -      (5,453)      -           2,341          (211)        2,130
 ------      --------      ------    --------    ----       ---------     ---------     ---------


  6,680       (95,851)          -      (5,453)      -        (855,546)      352,477      (503,069)
 ------      --------      ------    --------    ----       ---------     ---------     ---------



      -        (4,513)          -           -       -         229,387             -       229,387

  2,200        60,100       1,100       5,600       -         315,300      (315,300)            -
      -        35,000           -           -       -          34,200       (34,200)            -

      -             -           -           -       -         198,750             -       198,750
      -          (508)          -           -       -        (103,867)            -      (103,867)

      -             -           -           -       -          11,512        (3,659)        7,853
   (140)            -           -           -       -        (126,127)       59,168       (66,959)

      -          (253)          -           -       -            (253)            -          (253)
 ------      --------      ------    --------    ----       ---------     ---------     ---------


  2,060        89,826       1,100       5,600       -         558,902      (293,991)      264,911
 ------      --------      ------    --------    ----       ---------     ---------     ---------


      -         1,578           -           -       -           1,578             -         1,578
 ------      --------      ------    --------    ----       ---------     ---------     ---------



  4,706         7,720          50          17       -          15,817           581        16,398



  2,326         1,188           1           1       1          13,936           103        14,039
 ------      --------      ------    --------    ----       ---------     ---------     ---------


 $7,032      $  8,908      $   51    $     18    $  1       $  29,753     $     684     $  30,437
 ======      ========      ======    ========    ====       =========     =========     =========



                          SENECA RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                                                    Consolidated
                                             Seneca       HarCor                    Eliminations       Seneca
                                            Resources     Energy,   Total Before        and           Resources
                                           Corporation     Inc.     Eliminations    Adjustments      Corporation
                                           -----------    -------   ------------    -----------     -------------
ASSETS
------

PROPERTY, PLANT & EQUIPMENT                $835,017      $112,073     $947,090       $       -        $947,090
---------------------------
 Less: Accumulated  DD&A                    259,715        15,637      275,352             369         275,721
                                           --------      --------     --------       ---------        --------
                                            575,302        96,436      671,738            (369)        671,369
                                           --------      --------     --------       ---------        --------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments          1,796            52        1,848               -           1,848
 Notes Receivable - Intercompany             11,800             -       11,800               -          11,800
 Allowance for Uncollectible Accounts          (104)            -         (104)              -            (104)
 Accounts Receivable - Intercompany           4,267          (662)       3,605          (2,233)          1,372
 Accounts Receivable                         12,809         1,355       14,164               -          14,164
 Materials and Supplies -at average cost      1,130             -        1,130               -           1,130
 Prepayments                                  3,242           139        3,381               -           3,381
                                           --------      --------     --------       ---------        --------
                                             34,940           884       35,824          (2,233)         33,591
                                           --------      --------     --------       ---------        --------
OTHER ASSETS:
-------------
 Deferred Charges                               390         1,899        2,289               -           2,289
 Investment in Associated Company            31,358             -       31,358         (31,358)              -
 Other Assets                                 1,473             -        1,473               -           1,473
                                           --------      --------     --------       ---------        --------
                                             33,221         1,899       35,120         (31,358)          3,762
                                           --------      --------     --------       ---------        --------
TOTAL ASSETS                               $643,463      $ 99,219     $742,682       $ (33,960)       $708,722
                                           ========      ========     ========       =========        ========
CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                              $    500      $      -     $    500       $       -        $    500
 Paid - in - Capital                        104,035        32,538      136,573         (32,538)        104,035
 Earnings Reinvested in the Business        (21,347)         (941)     (22,288)            941         (21,347)
                                           --------      --------     --------       ---------        --------
 Total Common Stock Equity                   83,188        31,597      114,785         (31,597)         83,188

 Long-Term Debt, Net of Current
  Portion                                     3,993             -        3,993               -           3,993
 Notes Payable - Intercompany               170,000             -      170,000               -         170,000
                                           --------      --------     --------       ---------        --------

 Total Capitalization                       257,181        31,597      288,778         (31,597)        257,181
                                           --------      --------     --------       ---------        --------
CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Notes Payable - Intercompany               298,900             -      298,900               -         298,900
 Current Portion of Long-Term Debt            3,647        62,571       66,218               -          66,218
 Accounts Payable                            17,087           657       17,744               -          17,744
 Accounts Payable - Intercompany              5,141         3,140        8,281          (2,233)          6,048
 Dividends Payable - Intercompany             2,000             -        2,000               -           2,000
 Other Accruals and Current
   Liabilities                               (7,968)          610       (7,358)              9          (7,349)
                                           --------      --------     --------       ---------        --------
                                            318,807        66,978      385,785          (2,224)        383,561
                                           --------      --------     --------       ---------        --------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Taxes           63,881           644       64,525            (139)         64,386
 Other Deferred Credits                       3,594             -        3,594               -           3,594
                                           --------      --------     --------       ---------        --------
                                             67,475           644       68,119            (139)         67,980
                                           --------      --------     --------       ---------        --------

TOTAL CAPITALIZATION & LIABILITIES         $643,463      $ 99,219     $742,682       $ (33,960)       $708,722
                                           ========      ========     ========       =========        ========

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.


                          SENECA RESOURCES CORPORATION
                        CONSOLIDATING STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                                                    Consolidated
                                             Seneca       HarCor                    Eliminations       Seneca
                                            Resources     Energy,   Total Before        and           Resources
                                           Corporation     Inc.     Eliminations    Adjustments      Corporation
                                           -----------    -------   ------------    -----------     -------------

OPERATING REVENUE:                         $129,971      $  7,451     $137,422       $       -        $137,422
-----------------                          --------      --------     --------       ---------        --------

OPERATING EXPENSE:
------------------
 Purchased Gas                                1,339         3,377        4,716               -           4,716
 Operation                                   34,718         1,879       36,597               -          36,597
 Maintenance                                     29             -           29               -              29
 Property, Franchise & Other Taxes            1,489           141        1,630               -           1,630
 Depreciation, Depletion & Amortization      53,717         1,582       55,299             369          55,668
 Impairment of Oil & Gas Producing
  Properties                                128,996             -      128,996               -         128,996
 Income Taxes                               (38,417)         (422)     (38,839)           (130)        (38,969)
                                           --------      --------     --------       ---------        --------
                                            181,871         6,557      188,428             239         188,667
                                           --------      --------     --------       ---------        --------
 Operating Income (Loss)                    (51,900)          894      (51,006)           (239)        (51,245)
                                           --------      --------     --------       ---------        --------

OTHER INCOME:
-------------
 Unremitted Earnings of Subsidiaries         (1,180)            -       (1,180)          1,180               -
 Interest - Intercompany                        467             -          467               -             467
 Other                                       10,673             3       10,676               -          10,676
                                           --------      --------     --------       ---------        --------
                                              9,960             3        9,963           1,180          11,143
                                           --------      --------     --------       ---------        --------
 Income (Loss) Before Interest Charges      (41,940)          897      (41,043)            941         (40,102)
                                           --------      --------     --------       ---------        --------

INTEREST CHARGES:
-----------------
 Interest on Long-Term Debt                   1,083         1,838        2,921               -           2,921
 Interest - Intercompany                     20,085             -       20,085               -          20,085
                                           --------      --------     --------       ---------        --------
                                             21,168         1,838       23,006               -          23,006
                                           --------      --------     --------       ---------        --------

Income (Loss) Before Cumulative Effect      (63,108)         (941)     (64,049)            941         (63,108)
 Cumulative Effect of Change in
 Accounting For Depletion                    (9,116)            -       (9,116)              -          (9,116)
                                           --------      --------     --------       ---------        --------

Net Income (Loss) Available  for
 Common Stock                              $(72,224)     $   (941)    $(73,165)      $     941        $(72,224)
                                           ========      ========     ========       =========        ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                          SENECA RESOURCES CORPORATION
         CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                                                    Consolidated
                                             Seneca       HarCor                    Eliminations       Seneca
                                            Resources     Energy,   Total Before        and           Resources
                                           Corporation     Inc.     Eliminations    Adjustments      Corporation
                                           -----------    -------   ------------    -----------     -------------

Balance at Beginning of Year               $ 52,877      $      -*    $ 52,877       $       -        $ 52,877

Net Income (Loss) Available
 for Common Stock                           (72,224)         (941)     (73,165)            941         (72,224)

Dividends on Common Stock                    (2,000)            -       (2,000)              -          (2,000)
                                           --------      --------     --------       ---------        --------

Balance at End of Year                     $(21,347)     $   (941)    $(22,288)      $     941        $(21,347)
                                           ========      ========     ========       =========        ========


*Represents retained earnings at the date of acquisition.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.


                          SENECA RESOURCES CORPORATION
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                                                    Consolidated
                                             Seneca       HarCor                    Eliminations       Seneca
                                            Resources     Energy,   Total Before        and           Resources
                                           Corporation     Inc.     Eliminations    Adjustments      Corporation
                                           -----------    -------   ------------    -----------     -------------
OPERATING ACTIVITIES:
---------------------
Net Income (Loss) Available for
 Common Stock                              $(72,224)     $   (941)    $(73,165)      $     941        $(72,224)

Adjustments to Reconcile Net Income
 to Net Cash Provided by Operating
 Activities
  Cumulative Effect of Changes in
   Accounting for Depletion                   9,116             -        9,116               -           9,116
  Unremitted Earnings of Subsidiaries         1,180             -        1,180          (1,180)              -
  Impairment of Oil and Gas Producing
   Properties                               128,996             -      128,996               -         128,996
  Depreciation, Depletion and
   Amortization                              53,717         1,582       55,299             369          55,668
  Deferred Income Taxes                     (24,372)          644      (23,728)           (139)        (23,867)
  Other                                      (1,000)       (2,086)      (3,086)              -          (3,086)

 Change in:
  Accounts Receivables                        1,115         1,346        2,461               -           2,461
  Accounts Receivable - Intercompany         (3,492)          662       (2,830)          2,233            (597)
  Materials and Supplies                       (654)            -         (654)              -            (654)
  Prepayments                                 1,254         2,437        3,691               -           3,691
  Accounts Payable                           (3,374)       (1,828)      (5,202)              -          (5,202)
  Accounts Payable - Intercompany             2,773         3,140        5,913          (2,233)          3,680
  Other Accruals and Current Liabilities     (5,951)       (5,328)     (11,279)              9         (11,270)
  Other Assets                                2,088        (1,899)         189               -             189
  Other Liabilities                           1,859             -        1,859               -           1,859
                                           --------      --------     --------       ---------        --------
Net Cash Provided by (Used in)
 Operating Activities                        91,031        (2,271)      88,760               -          88,760
                                           --------      --------     --------       ---------        --------

INVESTING ACTIVITIES:
---------------------
Capital Expenditures                       (299,608)         (457)    (300,065)              -        (300,065)
Investment in Subsidiaries, Net of
 Cash Acquired                              (32,537)            -      (32,537)          2,780         (29,757)
Change in Notes and Dividends
 Receivable - Intercompany                   (8,400)            -       (8,400)              -          (8,400)
Other                                         2,935             -        2,935               -           2,935
                                           --------      --------     --------       ---------        --------
Net Cash Provided by (Used in)
 Investing Activities                      (337,610)         (457)    (338,067)          2,780        (335,287)
                                           --------      --------     --------       ---------        --------

FINANCING ACTIVITIES:
---------------------
Change in Notes Payable - Intercompany      250,300             -      250,300               -         250,300
Reduction of Long-Term Debt                  (3,359)            -       (3,359)              -          (3,359)
                                           --------      --------     --------       ---------        --------
Net Cash Provided by Financing
 Activities                                 246,941             -      246,941               -         246,941
                                           --------      --------     --------       ---------        --------

Net Increase (Decrease) in Cash
 and Temporary Cash Investments                 362        (2,728)      (2,366)          2,780             414

Cash and Temporary Cash Investments
 at Beginning of Year                         1,434         2,780*       4,214          (2,780)          1,434
                                           --------      --------     --------       ---------        --------

Cash and Temporary Cash Investments
 at End of Year                            $  1,796      $     52     $  1,848       $       -        $  1,848
                                           ========      ========     ========       =========        ========

*Represents cash balance at the date of acquisition.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                          Horizon        Horizon
                                          Energy         Energy      Sceptre                              Consolidated
                                       Development,     Holdings      Power   Total Before                Horizon and
                                           Inc.      (Consolidated)  Company  Eliminations  Eliminations  Subsidiaries
                                       ------------  --------------  -------  ------------  ------------  ------------

ASSETS
------

PROPERTY, PLANT & EQUIPMENT             $      -       $281,710      $     -    $281,710     $       -      $281,710
---------------------------
 Less: Accumulated  DD&A                       -         79,120            -      79,120             -        79,120
                                        --------       --------      -------    --------     ---------      --------
                                               -        202,590            -     202,590             -       202,590
                                        --------       --------      -------    --------     ---------      --------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments          97          8,810            1       8,908             -         8,908
 Notes Receivable Intercompany             6,530              -            -       6,530        (4,030)        2,500
 Allowance for Uncollectible Accounts          -           (876)           -        (876)            -          (876)
 Accounts Receivable - Intercompany           51              -            -          51           (45)            6
 Accounts Receivable                           -          9,743           10       9,753             -         9,753
 Unbilled Utility Revenue                      -            710            -         710             -           710
 Materials and Supplies                        -          6,059            -       6,059             -         6,059
 Prepaid Expenses                              3            151            -         154             -           154
                                        --------       --------      -------    --------     ---------      --------
                                           6,681         24,597           11      31,289        (4,075)       27,214
                                        --------       --------      -------    --------     ---------      --------
OTHER ASSETS:
-------------
 Investment in Associated Companies      124,135              -            -     124,135       (124,135)           -
 Other Assets                                  -         12,535            -      12,535              -       12,535
 Intercompany Notes Receivable             2,500              -            -       2,500         (2,500)           -
 Deferred Charges                              -              -            -           -              -            -
                                        --------       --------      -------    --------      ---------     --------
                                         126,635         12,535            -     139,170       (126,635)      12,535
                                        --------       --------      -------    --------      ---------     --------
TOTAL ASSETS                            $133,316       $239,722      $    11    $373,049      $(130,710)    $242,339
                                        ========       ========      =======    ========      =========     ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                           $      5       $      2      $     -    $      7      $      (2)    $      5
 Paid - in - Capital                      38,245        114,957            -     153,202       (114,957)      38,245
 Capital Contribution from Horizon             -              -       10,901      10,901        (10,901)           -
 Earnings Reinvested in the Business     (11,659)        (2,057)      (7,575)    (21,291)         9,632      (11,659)
 Cumulative Translation Adjustment         7,265          7,907            -      15,172         (7,907)       7,265
                                        --------       --------      -------    --------      ---------     --------
                                          33,856        120,809        3,326     157,991       (124,135)      33,856
                                        --------       --------      -------    --------      ---------     -------- -

 Long-Term Debt, Net of Current
  Portion                                      -         64,676            -      64,676              -       64,676
 Notes Payable-Intercompany               90,000          2,500            -      92,500         (2,500)      90,000
                                        --------       --------      -------    --------      ---------     --------

                                         123,856        187,985        3,326     315,167       (126,635)     188,532
                                        --------       --------      -------    --------      ---------     --------
Minority Interest in Foreign
  Subsidiaries                                 -         25,479            -      25,479              -       25,479
                                        --------       --------      -------    --------      ---------     --------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Notes Payable - Intercompany              2,700              -            -       2,700              -        2,700
 Current Portion of Long-Term Debt             -            711            -         711              -          711
 Accounts Payable                             86          8,586           11       8,683             (1)       8,682
 Accounts Payable - Intercompany           2,977          4,073            -       7,050         (4,074)       2,976
 Other Accruals and Current
   Liabilities                             3,815          8,141       (3,307)      8,649              -        8,649
                                        --------       --------      -------    --------      ---------     --------
                                           9,578         21,511       (3,296)     27,793         (4,075)      23,718
                                        --------       --------      -------    --------      ---------     --------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Taxes          (152)         4,570          (20)      4,398              -        4,398
 Other Deferred Credits                       34            177            1         212              -          212
                                        --------       --------      -------    --------      ---------     --------
                                            (118)         4,747          (19)      4,610              -        4,610
                                        --------       --------      -------    --------      ---------     --------

TOTAL CAPITALIZATION & LIABILITIES      $133,316       $239,722      $    11    $373,049      $(130,710)    $242,339
                                        ========       ========      =======    ========      =========     ========

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                        CONSOLIDATING STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)


                                 Horizon
                                  Energy       Horizon Energy    Sceptre                              Consolidated
                                Development,    Holdings          Power   Total Before                Horizon and
                                    Inc.      (Consolidated)(1)  Company  Eliminations  Eliminations  Subsidiaries
                                ------------  -----------------  -------  ------------  ------------  ------------

OPERATING REVENUE:                $     -         $76,259        $     -    $76,259       $     -        $76,259
-----------------                 -------         -------        -------    -------       -------        -------

OPERATING EXPENSE:
------------------
Fuel Used in Heat and
  Electric Generation                   -          37,592              -     37,592             -         37,592
Operation                           1,992          25,225             30     27,247             -         27,247
Maintenance                             -              59              -         59             -             59
Property, Franchise & Other Taxes      13           1,902              1      1,916             -          1,916
Depreciation, Depletion and
  Amortization                          -           7,309              -      7,309             -          7,309
Income Taxes                       (2,165)          4,334            (11)     2,158             -          2,158
                                  -------         -------        -------    -------       -------        -------
                                     (160)         76,421             20     76,281             -         76,281
                                  -------         -------        -------    -------       -------        -------
Operating Income (Loss)               160            (162)           (20)       (22)            -            (22)
                                  -------         -------        -------    -------       -------        -------

OTHER INCOME:
-------------
Unremitted Earnings of
  Subsidiaries                      5,330               -              -      5,330        (5,330)             -
Other                                 225          10,573              -     10,798           (96)        10,702
                                  -------         -------        -------    -------       -------        -------

                                    5,555          10,573              -     16,128        (5,426)        10,702
                                  -------         -------        -------    -------       -------        -------

Income (Loss) Before
  Interest Charges and
  Minority Interest in
  Foreign Subsidiaries              5,715          10,411            (20)    16,106        (5,426)        10,680
                                  -------         -------        -------    -------       -------        -------

INTEREST CHARGES
----------------
Interest on Long-Term Debt              -           2,466              -      2,466             -          2,466
Interest-Intercompany               4,406              96              -      4,502           (96)         4,406
Other Interest                         30             286              -        316             -            316
                                  -------         -------        -------    -------       -------        -------
                                    4,436           2,848              -      7,284           (96)         7,188
                                  -------         -------        -------    -------       -------        -------
Minority Interest in
  Foreign Subsidiaries                  -          (2,213)             -     (2,213)            -         (2,213)
                                  -------         -------        -------    -------       -------        -------

Net Income (Loss) Available
  for Common Stock                $ 1,279         $ 5,350        $   (20)   $ 6,609       $(5,330)       $ 1,279
                                  =======         =======        =======    =======       =======        =======


(1)Effective April 30, 1998, Horizon Energy Development, Inc. transferred (at book value) its investment in Horizon B.V. to Horizon Energy Holdings. These non-cash transfers served as the means of capitalizing Horizon Energy Holdings. Since Horizon Energy Holdings had no other income statement activity than that provided by consolidated Horizon B.V., the amounts in this column represent the income statement activity of consolidated Horizon B.V. for the fiscal year ended September 30, 1998.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
         CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                    Horizon
                                     Energy     Horizon Energy   Sceptre                                Consolidated
EARNINGS REINVESTED               Development,     Holdings       Power     Total Before                Horizon and
IN THE BUSINESS                       Inc.      (Consolidated)   Company    Eliminations  Eliminations  Subsidiaries
-------------------               ------------  --------------   -------    ------------  ------------  ------------

Balance at Beginning of Year       $(12,938)       $(1,657)      $(7,555)     $(22,150)      $ 9,212      $(12,938)


Net Income (Loss) Available
  for Common Stock                    1,279          5,350           (20)        6,609        (5,330)        1,279

Adjustment(1)                             -         (5,750)            -        (5,750)        5,750             -
                                   --------        -------       -------      --------       -------      --------


Balance at End of Year             $(11,659)       $(2,057)      $(7,575)     $(21,291)      $ 9,632      $(11,659)
                                   ========        =======       =======      ========       =======      ========

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.

(1) Effective April 30, 1998, Horizon Energy Development, Inc. transferred (at book value) its investment in Horizon B.V. as well as its current accounts receivable from Horizon B.V. to a new corporation, Horizon Energy Holdings. These non-cash transfers served as the means of capitalizing Horizon Energy Holdings. On April 30, 1998, the capital structure of Horizon Energy Holdings consisted of 2,000 shares at $1 par value with the remaining book value of the transferred assets recorded as paid in capital. The retained earnings balance of consolidated Horizon B.V. at April 30, 1998, was $5,750. This amount became part of the paid in capital of Horizon Energy Holdings.



                HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)
                                        Horizon     Horizon Energy
                                         Energy        Holdings     Sceptre  Total Before   Eliminations  Consolidated
                                      Development,  (Consolidated)   Power   Eliminations       and       Horizon and
                                          Inc.           (1)        Company  & Adjustments  Adjustments   Subsidiaries
                                      ------------  --------------  -------  -------------  -----------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income (Loss)                     $  1,279         $  5,350      $(20)     $  6,609      $ (5,330)      $  1,279
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries    (5,330)               -         -        (5,330)        5,330              -
 Depreciation, Depletion &
  Amortization                               -            7,309         -         7,309             -          7,309
 Deferred Income Taxes                     (63)           1,448         -         1,385             -          1,385
 Minority Interest in Foreign
  Subsidiaries                               -            2,213         -         2,213             -          2,213
 Other                                       -           (8,238)        -        (8,238)            -         (8,238)

Change in:
 Receivables and Unbilled Utility
  Revenue                                    -            3,369         -         3,369             -          3,369
 Materials and Supplies                      -              (31)        -           (31)            -            (31)
 Prepayments                                (3)              56         -            53             -             53
 Accounts Payable                           12             (772)        4          (756)          289           (467)
 Accounts Payable - Intercompany         2,103                -         -         2,103             -          2,103
 Other Accruals and Current
  Liabilities                              (71)           3,343       (21)        3,251             -          3,251
 Other Assets                              128              (66)        -            62             -             62
 Other Liabilities                           4             (125)        -          (121)            -           (121)
                                      --------          -------      ----      --------      --------       --------

Net Cash Provided by (Used in)
  Operations                            (1,941)          13,856       (37)       11,878           289         12,167
                                      --------         --------      ----      --------      --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                         -          (14,778)        -       (14,778)            -        (14,778)
Accounts Receivable - Intercompany     (87,871)               -         -       (87,871)       87,871              -
Change in Notes and Dividends
  Receivable - Intercompany             (5,000)               -         -        (5,000)        2,500         (2,500)
Investment in Associated Companies        (200)               -         -          (200)          200              -
Investment in Subsidiaries, Net
  of Cash Acquired                           -          (82,209)        -       (82,209)            -        (82,209)
Other                                        -            3,636         -         3,636             -          3,636
                                      --------         --------      ----      --------      --------       --------
Net Cash Provided by (Used in)
  Investing Activities                 (93,071)         (93,351)        -      (186,422)       90,571        (95,851)
                                      --------         --------      ----      --------      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Change in Notes Payable to Banks and
  Commercial Paper                           -           (4,513)        -        (4,513)            -         (4,513)
Accounts Payable - Intercompany              -           88,160         -        88,160       (88,160)             -
Change in Notes Payable - Intercompany  60,100            2,500         -        62,600        (2,500)        60,100
Capital Contribution                    35,000              214       (14)       35,200          (200)        35,000
Reduction of Long-Term Debt                  -             (508)        -          (508)            -           (508)
Dividends Paid to Minority Interest          -             (253)        -          (253)            -           (253)
                                      --------         --------      ----      --------      --------      ---------

Net Cash Provided by (Used in)
  Financing Activities                  95,100           85,600       (14)      180,686       (90,860)        89,826
                                      --------         --------      ----      --------      --------       --------

Effect of Exchange Rates on Cash             -            1,578         -         1,578             -          1,578
                                      --------         --------      ----      --------      --------       --------

Net Increase (Decrease) in Cash
  and Temporary Cash Investments            88            7,683       (51)        7,720             -          7,720

Cash and Temporary Cash Investments
  at Beginning of Period                     9            1,127        52         1,188             -          1,188
                                      --------         --------      ----      --------      --------       --------

Cash and Temporary Cash Investments
  at End of Period                    $     97         $  8,810      $  1      $  8,908      $      -       $  8,908
                                      ========         ========      ====      ========      ========       ========

(1)Effective April 30, 1998, Horizon Energy Development, Inc. transferred (at book value) its investment in Horizon B.V. to Horizon Energy Holdings. These non-cash transfers served as the means of capitalizing Horizon Energy Holdings. Since Horizon Energy Holdings had no cash flow activity other than that provided by consolidated Horizon B.V., the amounts in this column represent the cash flow activity of consolidated Horizon B.V. for the fiscal year ended September 30, 1998.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                             HORIZON ENERGY HOLDINGS
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                                                   Consolidated
                                          Horizon     Horizon Energy                                  Horizon
                                           Energy    Development B.V.  Total Before                Energy Holdings
                                        Holdings(1)   (Consolidated)   Eliminations  Eliminations  and Subsidiaries
                                        -----------   --------------   ------------  ------------  ----------------

ASSETS
------

PROPERTY, PLANT & EQUIPMENT                $      -      $281,710        $281,710     $       -        $281,710
---------------------------
 Less: Accumulated  DD&A                          -        79,120          79,120             -          79,120
                                           --------      --------        --------     ---------        --------
                                                  -       202,590         202,590             -         202,590
                                           --------      --------        --------     ---------        --------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments              -         8,810           8,810             -           8,810
 Accounts Receivable - Intercompany          85,261             -          85,261       (85,261)              -
 Allowance for Uncollectible Accounts             -          (876)           (876)            -            (876)
 Accounts Receivable                              -         9,743           9,743             -           9,743
 Unbilled Utility Revenue                         -           710             710             -             710
 Materials and Supplies                           -         6,059           6,059             -           6,059
 Prepayments                                      -           151             151             -             151
                                           --------      --------        --------     ---------        --------
                                             85,261        24,597         109,858       (85,261)         24,597
                                           --------      --------        --------     ---------        --------
OTHER ASSETS:
-------------
 Investment in Associated Companies          35,548             -          35,548       (35,548)              -
 Other Assets                                     -        12,535          12,535             -          12,535
                                           --------      --------        --------     ---------        --------
                                             35,548        12,535          48,083       (35,548)         12,535
                                           --------      --------        --------     ---------        --------
TOTAL ASSETS                               $120,809      $239,722        $360,531     $(120,809)       $239,722
                                           ========      ========        ========     =========        ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                              $      2      $     29        $     31     $     (29)       $      2
 Paid - in - Capital                        114,957        24,561         139,518       (24,561)        114,957
 Earnings Reinvested in the Business         (2,057)        3,693           1,636        (3,693)         (2,057)
 Cumulative Translation Adjustment            7,907         7,265          15,172        (7,265)          7,907
                                           --------      --------        --------     ---------        --------
 Total Common Stock Equity                  120,809        35,548         156,357       (35,548)        120,809


 Long-Term Debt, Net of Current
  Portion                                         -        64,676          64,676             -          64,676
 Long-Term Debt - Intercompany                    -         2,500           2,500             -           2,500
                                           --------      --------        --------     ---------        --------

 Total Capitalization                       120,809       102,724         223,533       (35,548)        187,985
                                           --------      --------        --------     ---------        --------
Minority Interest in Foreign
  Subsidiaries                                    -        25,479          25,479             -          25,479
                                           --------      --------        --------     ---------        --------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Current Portion of Long-Term Debt                -           711             711             -             711
 Accounts Payable                                 -         8,586           8,586             -           8,586
 Accounts Payable - Intercompany                  -        89,334          89,334       (85,261)          4,073
 Other Accruals and Current
   Liabilities                                    -         8,141           8,141             -           8,141
                                           --------      --------        --------     ---------        --------
                                                  -       106,772         106,772       (85,261)         21,511
                                           --------      --------        --------     ---------        --------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Taxes                -         4,570           4,570             -           4,570
 Other Deferred Credits                           -           177             177             -             177
                                           --------      --------        --------     ---------        --------
                                                  -         4,747           4,747             -           4,747
                                           --------      --------        --------     ---------        --------

TOTAL CAPITALIZATION & LIABILITIES         $120,809      $239,722        $360,531     $(120,809)       $239,722
                                           ========      ========        ========     =========        ========

(1) Effective April 30, 1998, Horizon Energy Development, Inc. transferred (at book value) its investment in Horizon B.V. to Horizon Energy Holdings. These non-cash transfers served as the means of capitalizing Horizon Energy Holdings. Horizon Energy Holdings had no income statement activity or cash flow activity other than that provided by consolidated Horizon B.V. The income statement and cash flow statement of consolidated Horizon B.V. can be found on pages 61-62 and pages 63-64, respectively.



See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.

                       THIS PAGE LEFT BLANK INTENTIONALLY



                        HORIZON ENERGY DEVELOPMENT, B.V.
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                       Prvni
                                                  Severoceske      severozapadni
                                                 teplarny, a.s.  teplarenska, a.s.     Power
                                                     (SCT)            (PSZT)         Development      Horizon Energy
                                   Horizon B.V.  (Consolidated)   (Consolidated)    (Consolidated)  Development, s.r.o.
                                   ------------  --------------   --------------    --------------  -------------------

ASSETS
------

PROPERTY, PLANT & EQUIPMENT         $      -       $ 83,463         $196,796            $1,191            $  260
---------------------------
 Less:  Accumulated DD&A                   -         27,604           51,109               210               197
                                    --------       --------         --------            ------            ------
                                           -         55,859          145,687               981                63
                                    --------       --------         --------            ------            ------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments       -          7,419            1,141               107               143
 Allowance for Uncollectible Accounts      -           (733)            (143)                -                 -
 Accounts Receivable - Intercompany       60              -                -                 -               263
 Accounts Receivable                       3          4,129            5,379               142                90
 Unbilled Utility Revenue                  -            707                3                 -                 -
 Materials and Supplies                    -          4,269            1,790                 -                 -
 Prepayments                               -             62               57                 1                31
                                    --------       --------         --------            ------            ------
                                          63         15,853            8,227               250               527
                                    --------       --------         --------            ------            ------

OTHER ASSETS:
-------------
 Investment in Associated Companies  124,855              -                -                 -                 -
 Other                                     -         (1,704)          13,158               660               421
                                    --------       --------         --------            ------            ------
                                     124,855         (1,704)          13,158               660               421
                                    --------       --------         --------            ------            ------
TOTAL ASSETS                        $124,918       $ 70,008         $167,072            $1,891            $1,011
                                    ========       ========         ========            ======            ======

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                       $     29       $ 38,540         $ 28,938            $  760            $1,779
 Paid - in - Capital                  24,561          7,253           35,622             1,562                 -
 Earnings Reinvested in
   the Business                        3,693            594            3,682              (384)             (702)
Cumulative Translation Adjustment      7,265           (202)           7,591              (125)              (54)
                                    --------       --------         --------            ------            ------
Total Common Stock Equity             35,548         46,185           75,833             1,813             1,023

Long-Term Debt, Net of Current
 Portion                                   -          4,172           60,504                 -                 -
Notes Payable - Intercompany               -              -            2,500                 -                 -
                                    --------       --------         --------            ------            ------

Total Capitalization                  35,548         50,357          138,837             1,813             1,023
                                    --------       --------         --------            ------            ------

Minority Interest in Foreign
 Subsidiaries                              -         15,526            9,953                 -                 -
                                    --------       --------         --------            ------            ------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Current Portion of Long-Term Debt         -            711                -                 -                 -
 Accounts Payable                        109          1,362            7,579              (223)               22
 Accounts Payable - Intercompany      89,256             (1)               1               218               (79)
 Other Accruals and Current
  Liabilities                              5          1,576            6,553               (37)               44
                                    --------       --------         --------            ------            ------
                                      89,370          3,648           14,133               (42)              (13)
                                    --------       --------         --------            ------            ------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Tax           -            421            4,149                 -                 -
 Other Deferred Credits                    -             56                -               120                 1
                                    --------       --------         --------            ------            ------
                                           -            477            4,149               120                 1
                                    --------       --------         --------            ------            ------

TOTAL CAPITALIZATION & LIABILITIES  $124,918       $ 70,008         $167,072            $1,891            $1,011
                                    ========       ========         ========            ======            ======


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.










                                     Consolidated
     Total Before                    Horizon B.V.
     Eliminations   Eliminations   and Subsidiaries
     ------------   ------------   ----------------



      $281,710       $       -        $281,710
        79,120               -          79,120
      --------       ---------        --------
       202,590               -         202,590
      --------       ---------        --------

         8,810               -           8,810
          (876)              -            (876)
           323            (323)              -
         9,743               -           9,743
           710               -             710
         6,059               -           6,059
           151               -             151
      --------       ---------        --------
        24,920            (323)         24,597
      --------       ---------        --------


       124,855        (124,855)              -
        12,535               -          12,535
      --------       ---------        --------
       137,390        (124,855)         12,535
      --------       ---------        --------
      $364,900       $(125,178)       $239,722
      ========       =========        ========




      $ 70,046       $ (70,017)       $     29
        68,998         (44,437)         24,561

         6,883          (3,190)          3,693
        14,475          (7,210)          7,265
      --------       ---------        --------
       160,402        (124,854)         35,548


        64,676               -          64,676
         2,500               -           2,500
      --------       ---------        --------

       227,578        (124,854)        102,724
      --------       ---------        --------


        25,479               -          25,479
      --------       ---------        --------


           711               -             711
         8,849            (263)          8,586
        89,395             (61)         89,334

         8,141               -           8,141
      --------       ---------        --------
       107,096            (324)        106,772
      --------       ---------        --------

         4,570               -           4,570
           177               -             177
      --------       ---------        --------
         4,747               -           4,747
      --------       ---------        --------

      $364,900       $(125,178)       $239,722
      ========       =========        ========



                        HORIZON ENERGY DEVELOPMENT, B.V.
                        CONSOLIDATING STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                                     Power
                                                      SCT            PSZT         Development      Horizon Energy
                                   Horizon B.V.  (Consolidated)  (Consolidated)  (Consolidated)  Development, s.r.o.
                                   ------------  --------------  --------------  --------------  -------------------


OPERATING REVENUE:                  $      -       $ 38,434         $ 36,275         $1,594            $  956
-----------------                   --------       --------         --------         ------            ------

OPERATING EXPENSE:
------------------
Fuel Used in Heat and
 Electric Generation                       -         18,789           17,523          1,280                 -
Operation                                126         12,435           12,383            305               901
Maintenance                                -              -                -             40                19
Property, Franchise & Other Taxes        (29)         1,099              828              1                 3
Depreciation, Depletion and
 Amortization                              -          2,912            4,320             33                44
Income Taxes                               -          1,354            2,980              -                 -
                                    --------       --------         --------         ------            ------
                                          97         36,589           38,034          1,659               967
                                    --------       --------         --------         ------            ------
Operating Income (Loss)                  (97)         1,845           (1,759)           (65)              (11)
                                    --------       --------         --------         ------            ------

OTHER INCOME:
-------------
Unremitted Earnings of
 Subsidiaries                          5,396              -                -              -                 -
Other                                     57          1,616            8,842             26                32
                                    --------       --------         --------         ------            ------

                                       5,453          1,616            8,842             26                32
                                    --------       --------         --------         ------            ------

Income (Loss) Before
 Interest Charges and
 Minority Interest in
 Foreign Subsidiaries                  5,356          3,461            7,083            (39)               21
                                    --------       --------         --------         ------            ------

INTEREST CHARGES:
-----------------
Interest on Long-Term Debt                 -            702            1,764              -                 -
Interest-Intercompany                      -              -                -             96                 -
Other Interest                             6             31              161             88                 -
                                    --------       --------         --------         ------            ------
                                           6            733            1,925            184                 -
                                    --------       --------         --------         ------            ------
Minority Interest in
 Foreign Subsidiaries                      -           (737)          (1,476)             -                 -
                                    --------       --------         --------         ------            ------

Net Income (Loss) Available
 for Common Stock                   $  5,350       $  1,991         $  3,682         $ (223)           $   21
                                    ========       ========         ========         ======            ======

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.








                                     Consolidated
     Total Before                    Horizon B.V.
     Eliminations   Eliminations   and Subsidiaries
     ------------   ------------   ----------------


      $ 77,259       $ (1,000)        $ 76,259
      --------       --------         --------



        37,592              -           37,592
        26,150           (925)          25,225
            59              -               59
         1,902              -            1,902

         7,309              -            7,309
         4,334              -            4,334
      --------       --------         --------
        77,346           (925)          76,421
      --------       --------         --------
           (87)           (75)            (162)
      --------       --------         --------



         5,396         (5,396)               -
        10,573              -           10,573
      --------       --------         --------

        15,969         (5,396)          10,573
      --------       --------         --------




        15,882         (5,471)          10,411
      --------       --------         --------


         2,466              -            2,466
            96              -               96
           286              -              286
      --------       --------         --------
         2,848              -            2,848
      --------       --------         --------

        (2,213)             -           (2,213)
      --------       --------         --------


      $ 10,821       $ (5,471)        $  5,350
      ========       ========         ========




                        HORIZON ENERGY DEVELOPMENT, B.V.
         CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                                     Power
                                                      SCT            PSZT         Development      Horizon Energy
                                   Horizon B.V.  (Consolidated)  (Consolidated)  (Consolidated)  Development, s.r.o.
                                   ------------  --------------  --------------  --------------  -------------------

EARNINGS REINVESTED
IN THE BUSINESS:
----------------

Balance at Beginning of Year        $ (1,657)      $      -*        $      -*        $ (161)           $ (723)

Net Income (Loss) Available
 For Common Stock                      5,350          1,991            3,682           (223)               21

Dividends on Common Stock                  -         (1,397)               -              -                 -
                                    --------       --------         --------         ------            ------

Balance at End of Year              $  3,693       $    594         $  3,682         $ (384)           $ (702)
                                    ========       ========         ========         ======            ======


*Represents the retained earnings balance at the date of acquisition.

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.








                                     Consolidated
     Total Before                    Horizon B.V.
     Eliminations   Eliminations   and Subsidiaries
     ------------   ------------   ----------------




      $ (2,541)      $    884         $ (1,657)


        10,821         (5,471)           5,350

        (1,397)         1,397                -
      --------       --------         --------

      $  6,883       $ (3,190)        $  3,693
      ========       ========         ========




                        HORIZON ENERGY DEVELOPMENT, B.V.
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                                     Power
                                                      SCT            PSZT         Development      Horizon Energy
                                   Horizon B.V.  (Consolidated)  (Consolidated)  (Consolidated)  Development, s.r.o.
                                   ------------  --------------  --------------  --------------  -------------------

CASH FLOWS FROM
OPERATING ACTIVITIES:
---------------------
Net Income (Loss)                   $  5,350       $  1,991         $  3,682         $ (223)           $   21
Adjustments to Reconcile Net
 Income to Net Cash Provided
 by Operating Activities:
 Unremitted Earnings of Subsidiaries  (5,471)             -                -              -                 -
 Depreciation, Depletion &
  Amortization                             -          2,912            4,320             33                44
 Deferred Income Taxes                     -           (103)           1,551              -                 -
 Minority Interest in Foreign
  Subsidiaries                             -            737            1,476              -                 -
 Other                                     -           (295)          (8,031)            53                35

Change in:
 Accounts Receivable - Intercompany        -              -                -              -              (263)
 Receivables and Unbilled Utility
  Revenue                                211          1,275            1,496             16               371
 Materials and Supplies                    -           (427)             396              -                 -
 Prepayments                               -             61               21              1               (27)
 Accounts Payable                       (260)        (1,905)           2,802           (831)             (315)
 Other Accruals and Current
  Liabilities                           (244)           105            3,059            386                37
 Other Assets                              -            (44)             (22)             -                 -
 Other Liabilities                         -            (22)               -           (103)                -
                                    --------       ---------        --------         ------            ------

Net Cash Provided by (Used in)
 Operating Activities                   (414)         4,285           10,750           (668)              (97)
                                    --------       --------         --------         ------            ------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                       -         (2,252)         (12,431)           (21)              (74)
Dividends Received from Associated
 Company                               1,435              -                -              -                 -
Investment in Associated Companies    (1,600)             -                -              -                 -
Investment in Subsidiaries, Net of
 Cash Acquired                       (89,464)             -                -              -                 -
Other                                      -            165            3,471              -                 -
                                    --------       --------         --------         ------            ------
Net Cash Used in Investing
 Activities                          (89,629)        (2,087)          (8,960)           (21)              (74)
                                    --------       --------         --------         ------            ------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Change in Notes Payable to Banks
 and Commercial Paper                      -              -           (4,513)             -                 -
Accounts Payable - Intercompany       88,836              -                1              -              (677)
Change in Notes Payable - Intercompany     -              -            2,500              -                 -
Capital Contributions                    214              -                -            761               839
Reduction of Long-Term Debt                -           (508)               -              -                 -
Dividends Paid on Common Stock             -         (1,688)               -              -                 -
                                    --------       --------         --------         ------            ------
Net Cash Provided by (Used in)
 Financing Activities                 89,050         (2,196)          (2,012)           761               162
                                    --------       --------         --------         ------            ------

Effect of Exchange Rates on Cash           -          1,101              424            (40)               93
                                    --------       --------         --------         ------            ------

Net Increase (Decrease) in Cash
 and Temporary Cash Investments         (993)         1,103              202             32                84

Cash and Temporary Cash
 Investments at Beginning of Period      993          6,316*             939*            75                59
                                    --------       --------         --------         ------            ------

Cash and Temporary Cash
 Investments at End of Period       $      -       $  7,419         $  1,141         $  107            $  143
                                    ========       ========         ========         ======            ======

*Represents cash balance at the date of acquisition.


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.








                                     Consolidated
     Total Before                    Horizon B.V.
     Eliminations   Eliminations   and Subsidiaries
     ------------   ------------   ----------------



      $ 10,821       $ (5,471)        $  5,350



        (5,471)         5,471                -

         7,309              -            7,309
         1,448              -            1,448

         2,213              -            2,213
        (8,238)             -           (8,238)


          (263)           263                -

         3,369              -            3,369
           (31)             -              (31)
            56              -               56
          (509)          (263)            (772)

         3,343              -            3,343
           (66)             -              (66)
          (125)             -             (125)
      --------       --------        ---------


        13,856              -           13,856
      --------       --------        ---------


       (14,778)             -          (14,778)

         1,435         (1,435)               -
        (1,600)         1,600                -

       (89,464)         7,255          (82,209)
         3,636              -            3,636
      --------       --------        ---------

      (100,771)         7,420          (93,351)
      --------       --------        ---------



        (4,513)             -           (4,513)
        88,160              -           88,160
         2,500              -            2,500
         1,814         (1,600)             214
          (508)             -             (508)
        (1,688)         1,435             (253)
      --------       --------        ---------

        85,765           (165)          85,600
      --------       --------        ---------

         1,578              -            1,578
      --------       --------        ---------


           428          7,255            7,683


         8,382         (7,255)           1,127
      --------       --------        ---------


      $  8,810       $      -        $   8,810
      ========       ========        =========




                           SEVEROCESKE TEPLARNY, A.S.
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)



                                                        Teplarna     Total Before                 Consolidated
                                           SCT          Liberec      Eliminations  Eliminations       SCT
                                        --------        --------     ------------  ------------   ------------

ASSETS
------

PROPERTY, PLANT & EQUIPMENT             $ 68,692       $ 14,771        $ 83,463     $       -       $ 83,463
---------------------------
 Less: Accumulated  DD&A                  24,940          2,664          27,604             -         27,604
                                        --------       --------        --------     ---------       --------
                                          43,752         12,107          55,859             -         55,859
                                        --------       --------        --------     ---------       --------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments       5,000          2,419           7,419             -          7,419
 Allowance for Uncollectible Accounts       (263)          (470)           (733)            -           (733)
 Accounts Receivable - Intercompany           17              -              17           (17)             -
 Accounts Receivable                       2,948          1,181           4,129             -          4,129
 Unbilled Utility Revenue                    636             71             707             -            707
 Materials and Supplies                    2,004          2,265           4,269             -          4,269
 Prepayments                                  61              1              62             -             62
                                        --------       --------        --------     ---------       --------
                                          10,403          5,467          15,870           (17)        15,853
                                        --------       --------        --------     ---------       --------
OTHER ASSETS:
-------------
 Notes of Subsidiaries                       246              -             246          (246)             -
 Investment in Associated Companies       10,773              -          10,773       (10,773)             -
 Other Assets                               (553)        (1,151)         (1,704)            -         (1,704)
                                        --------       --------        --------     ---------       --------
                                          10,466         (1,151)          9,315       (11,019)        (1,704)
                                        --------       --------        --------     ---------       --------
TOTAL ASSETS                            $ 64,621       $ 16,423        $ 81,044     $ (11,036)      $ 70,008
                                        ========       ========        ========     =========       ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                           $ 38,540       $ 17,004        $ 55,544     $ (17,004)      $ 38,540
 Paid - in - Capital                       7,253         (5,723)          1,530         5,723          7,253
 Earnings Reinvested in the Business         594            252             846          (252)           594
 Cumulative Translation Adjustment          (202)          (760)           (962)          760           (202)
                                        --------       --------        --------     ---------       --------
 Total Common Stock Equity                46,185         10,773          56,958       (10,773)        46,185

 Long-Term Debt, Net of Current
  Portion                                  4,172              -           4,172             -          4,172
 Notes Payable-Intercompany                    -            213             213          (213)             -
                                        --------       --------        --------     ---------       --------

 Total Capitalization                     50,357         10,986          61,343       (10,986)        50,357
                                        --------       --------        --------     ---------       --------
Minority Interest in Foreign
  Subsidiaries                            10,407          5,119          15,526             -         15,526
                                        --------       --------        --------     ---------       --------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Current Portion of Long-Term Debt           711              -             711             -            711
 Accounts Payable                          1,296            103           1,399           (37)         1,362
 Accounts Payable - Intercompany              13             (1)             12           (13)            (1)
 Other Accruals and Current
   Liabilities                             1,323            253           1,576             -          1,576
                                        --------       --------        --------     ---------       --------
                                           3,343            355           3,698           (50)         3,648
                                        --------       --------        --------     ---------       --------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Taxes           458            (37)            421             -            421
 Other Deferred Credits                       56              -              56             -             56
                                        --------       --------        --------     ---------       --------
                                             514            (37)            477             -            477
                                        --------       --------        --------     ---------       --------

TOTAL CAPITALIZATION & LIABILITIES      $ 64,621       $ 16,423        $ 81,044     $ (11,036)      $ 70,008
                                        ========       ========        ========     =========       ========

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                           SEVEROCESKE TEPLARNY, A.S.
                        CONSOLIDATING STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)




                                                         Teplarna     Total Before                  Consolidated
                                           SCT           Liberec      Eliminations   Eliminations       SCT
                                         -------         --------     ------------   ------------   ------------

       OPERATING REVENUE:                $24,193         $16,363         $40,556       $(2,122)      $38,434
       -----------------                 -------         -------         -------       -------       -------

       OPERATING EXPENSE:
       ------------------
       Fuel Used in Heat and
         Electric Generation              10,165           8,624          18,789             -         18,789
       Operation                           7,950           6,607          14,557        (2,122)        12,435
       Property, Franchise & Other Taxes     797             302           1,099             -          1,099
       Depreciation, Depletion and
         Amortization                      2,204             708           2,912             -          2,912
       Income Taxes                        1,178             176           1,354             -          1,354
                                         -------         -------         -------       -------        -------
                                          22,294          16,417          38,711        (2,122)        36,589
                                         -------         -------         -------       -------        -------
       Operating Income (Loss)             1,899             (54)          1,845             -          1,845
                                         -------         -------         -------       -------        -------

       OTHER INCOME:
       -------------
       Unremitted Earnings of
         Subsidiary                          252               -             252          (252)             -
       Other                               1,175             441           1,616             -          1,616
                                         -------         -------         -------       -------        -------

                                           1,427             441           1,868          (252)         1,616
                                         -------         -------         -------       -------        -------

       Income (Loss) Before
         Interest Charges and
         Minority Interest in
         Foreign Subsidiaries              3,326             387           3,713          (252)         3,461
                                         -------         -------         -------       -------        -------

       INTEREST CHARGES
       ----------------
       Interest on Long-Term Debt            702               -             702             -            702
       Other Interest                          -              31              31             -             31
                                         -------         -------         -------       -------        -------
                                             702              31             733             -            733
                                         -------         -------         -------       -------        -------
       Minority Interest in
         Foreign Subsidiaries               (633)           (104)           (737)            -           (737)
                                         -------         -------         -------       -------        -------

       Net Income (Loss) Available
         for Common Stock                $ 1,991         $   252         $ 2,243       $  (252)       $ 1,991
                                         =======         =======         =======       =======        =======


       See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                           SEVEROCESKE TEPLARNY, A.S.
         CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)



EARNINGS REINVESTED                                Teplarna      Total Before                  Consolidated
IN THE BUSINESS                       SCT          Liberec       Eliminations   Eliminations       SCT
---------------                    --------        --------      ------------   ------------   ------------

Balance at Beginning of Year       $      -        $     -         $      -       $     -        $      -


Net Income (Loss) Available
  for Common Stock                    1,991            252            2,243          (252)          1,991

Dividends on Common Stock            (1,397)             -           (1,397)            -          (1,397)
                                   --------        -------         --------       -------        --------


Balance at End of Year             $    594        $   252         $    846       $  (252)       $    594
                                   ========        =======         ========       =======        ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.


                           SEVEROCESKE TEPLARNY, A.S.
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                    Total Before   Eliminations
                                                       Teplarna     Eliminations       and       Consolidated
                                          SCT          Liberec      & Adjustments  Adjustments       SCT
                                      --------         --------     -------------  -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income (Loss)                     $  1,991         $    252       $  2,243      $   (252)      $  1,991
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiary        (252)               -           (252)          252              -
 Depreciation, Depletion &
  Amortization                           2,204              708          2,912             -          2,912
 Deferred Income Taxes                     (36)             (67)          (103)            -           (103)
 Minority Interest in Foreign
  Subsidiaries                             633              104            737             -            737
 Other                                    (286)              (9)          (295)            -           (295)

Change in:
 Receivables and Unbilled Utility
  Revenue                                  595              680          1,275             -          1,275
 Materials and Supplies                     53             (480)          (427)            -           (427)
 Prepayments                                61                -             61             -             61
 Accounts Payable                       (1,252)            (364)        (1,616)         (289)        (1,905)
 Accounts Payable - Intercompany          (259)               -           (259)          259              -
 Other Accruals and Current
  Liabilities                                6               99            105             -            105
 Other Assets                              (44)               -            (44)            -            (44)
 Other Liabilities                         (22)               -            (22)            -            (22)
                                      --------          -------       --------      --------       --------

Net Cash Provided by (Used in)
  Operating Activities                   3,392              923          4,315           (30)         4,285
                                      --------         --------       --------      --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                    (1,919)            (333)        (2,252)            -         (2,252)
Change in Notes
  Receivable - Intercompany                 27                -             27           (27)             -
Other                                      156                9            165             -            165
                                      --------         --------       --------      --------       --------
Net Cash Used in Investing
  Activities                            (1,736)            (324)        (2,060)          (27)        (2,087)
                                      --------         --------       --------      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Change in Notes Payable - Intercompany       -              (57)           (57)           57              -
Reduction of Long-Term Debt               (508)               -           (508)            -           (508)
Dividends Paid on Common Stock          (1,688)               -         (1,688)            -         (1,688)
                                      --------         --------       --------      --------      ---------

Net Cash Provided by (Used in)
  Financing Activities                  (2,196)             (57)        (2,253)           57         (2,196)
                                      --------         --------       --------      --------       --------

Effect of Exchange Rates on Cash           846              255          1,101             -          1,101
                                      --------         --------       --------      --------       --------

Net Increase (Decrease) in Cash
  and Temporary Cash Investments           306              797          1,103             -          1,103

Cash and Temporary Cash Investments
  at Acquisition                         4,694            1,622          6,316             -          6,316
                                      --------         --------       --------      --------       --------

Cash and Temporary Cash Investments
  at End of Period                    $  5,000         $  2,419       $  7,419      $      -       $  7,419
                                      ========         ========       ========      ========       ========

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.

                      PRVNI SEVEROZAPADNI TEPLARENSKA, A.S.
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                     Total Before                Consolidated
                                           PSZT           ENOP       Eliminations  Eliminations      PSZT
                                        --------       --------      ------------  ------------  ------------
ASSETS
------

PROPERTY, PLANT & EQUIPMENT             $196,796       $      -        $196,796     $       -       $196,796
---------------------------
 Less: Accumulated  DD&A                  51,109              -          51,109             -         51,109
                                        --------       --------        --------     ---------       --------
                                         145,687              -         145,687             -        145,687
                                        --------       --------        --------     ---------       --------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments       1,138              3           1,141             -          1,141
 Allowance for Uncollectible Accounts       (143)             -            (143)            -           (143)
 Accounts Receivable - Intercompany            -              -               -             -              -
 Accounts Receivable                       4,445            934           5,379             -          5,379
 Unbilled Utility Revenue                      3              -               3             -              3
 Materials and Supplies                    1,790              -           1,790             -          1,790
 Prepaid Expenses                             57              -              57             -             57
                                        --------       --------        --------     ---------       --------
                                           7,290            937           8,227             -          8,227
                                        --------       --------        --------     ----------      --------
OTHER ASSETS:
-------------
 Investment in Associated Company          1,019              -           1,019        (1,019)             -
 Other Assets                             13,040            118          13,158             -         13,158
                                        --------       --------        --------     ---------       --------
                                          14,059            118          14,177        (1,019)        13,158
                                        --------       --------        --------     ---------       --------
TOTAL ASSETS                            $167,036       $  1,055        $168,091     $  (1,019)      $167,072
                                        ========       ========        ========     =========       ========

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                           $ 28,938       $      3        $ 28,941     $      (3)      $ 28,938
 Paid - in - Capital                      35,622            883          36,505          (883)        35,622
 Earnings Reinvested in the Business       3,682             22           3,704           (22)         3,682
 Cumulative Translation Adjustment         7,591            111           7,702          (111)         7,591
                                        --------       --------        --------     ---------       --------
 Total Common Stock Equity                75,833          1,019          76,852        (1,019)        75,833

 Long-Term Debt, Net of Current
  Portion                                 60,504              -          60,504             -         60,504
 Notes Payable-Intercompany                2,500              -           2,500             -          2,500
                                        --------       --------        --------     ---------       --------

 Total Capitalization                    138,837          1,019         139,856        (1,019)       138,837
                                        --------       --------        --------     ---------       --------
Minority Interest in Foreign
  Subsidiaries                             9,953              -           9,953             -          9,953
                                        --------       --------        --------     ---------       --------
CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Accounts Payable                          7,428            151           7,579             -          7,579
 Accounts Payable - Intercompany               1              -               1             -              1
 Other Accruals and Current
   Liabilities                             6,668           (115)          6,553             -          6,553
                                        --------       --------        --------     ---------       --------
                                          14,097             36          14,133             -         14,133
                                        --------       --------        --------     ---------       --------
DEFERRED CREDITS:
-----------------
 Accumulated Deferred Income Taxes         4,149              -           4,149             -          4,149
 Other Deferred Credits                        -              -               -             -              -
                                        --------       --------        --------     ---------       --------
                                           4,149              -           4,149             -          4,149
                                        --------       --------        --------     ---------       --------

TOTAL CAPITALIZATION & LIABILITIES      $167,036       $  1,055        $168,091     $  (1,019)      $167,072
                                        ========       ========        ========     =========       ========

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.


                      PRVNI SEVEROZAPADNI TEPLARENSKA, A.S.
                        CONSOLIDATING STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)




                                                                      Total Before                  Consolidated
                                           PSZT           ENOP        Eliminations   Eliminations       PSZT
                                         -------         -------      ------------   ------------   ------------

       OPERATING REVENUE:                $37,257         $ 4,186         $41,443       $(5,168)      $36,275
       -----------------                 -------         -------         -------       -------       -------

       OPERATING EXPENSE:
       ------------------
       Fuel Used in Heat and
         Electric Generation              17,523               -          17,523             -         17,523
       Operation                          13,617           3,934          17,551        (5,168)        12,383
       Property, Franchise & Other Taxes     623             205             828             -            828
       Depreciation, Depletion and
         Amortization                      4,320               -           4,320             -          4,320
       Income Taxes                        2,954              26           2,980             -          2,980
                                         -------         -------         -------       -------        -------
                                          39,037           4,165          43,202        (5,168)        38,034
                                         -------         -------         -------       -------        -------
       Operating Income (Loss)            (1,780)             21          (1,759)            -         (1,759)
                                         -------         -------         -------       -------        -------

       OTHER INCOME:
       -------------
       Unremitted Earnings of
         Subsidiary                           22               -              22           (22)             -
       Other                               8,841               1           8,842             -          8,842
                                         -------         -------         -------       -------        -------

                                           8,863               1           8,864           (22)         8,842
                                         -------         -------         -------       -------        -------

       Income (Loss) Before
         Interest Charges and
         Minority Interest in
         Foreign Subsidiaries              7,083              22           7,105           (22)         7,083
                                         -------         -------         -------       -------        -------

       INTEREST CHARGES
       ----------------
       Interest on Long-Term Debt          1,764               -           1,764             -          1,764
       Other Interest                        161               -             161             -            161
                                         -------         -------         -------       -------        -------
                                           1,925               -           1,925             -          1,925
                                         -------         -------         -------       -------        -------
       Minority Interest in
         Foreign Subsidiaries             (1,476)              -          (1,476)            -         (1,476)
                                         -------         -------         -------       -------        -------

       Net Income (Loss) Available
         for Common Stock                $ 3,682         $    22         $ 3,704       $   (22)       $ 3,682
                                         =======         =======         =======       =======        =======


       See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                      PRVNI SEVEROZAPADNI TEPLARENSKA, A.S.
         CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)



EARNINGS REINVESTED                                              Total Before                  Consolidated
IN THE BUSINESS                       PSZT           ENOP        Eliminations   Eliminations       PSZT
---------------                    --------        -------       ------------   ------------   ------------

Balance at Beginning of Year       $      -        $     -         $      -       $     -       $      -


Net Income (Loss) Available
  for Common Stock                    3,682             22            3,704           (22)         3,682
                                   --------        -------         --------       -------       --------


Balance at End of Year             $  3,682        $    22         $  3,704       $   (22)      $  3,682
                                   ========        =======         ========       =======       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                      PRVNI SEVEROZAPADNI TEPLARENSKA, A.S.
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                                    Total Before   Eliminations
                                                                    Eliminations       and       Consolidated
                                        PSZT             ENOP       & Adjustments  Adjustments       PSZT
                                      --------         --------     -------------  -----------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income (Loss)                     $  3,682         $     22       $  3,704      $    (22)      $  3,682
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiary         (22)               -            (22)           22              -
 Depreciation, Depletion &
  Amortization                           4,320                -          4,320             -          4,320
 Deferred Income Taxes                   1,551                -          1,551             -          1,551
 Minority Interest in Foreign
  Subsidiaries                           1,476                -          1,476             -          1,476
 Other                                  (8,036)               5         (8,031)            -         (8,031)

Change in:
 Receivables and Unbilled Utility
  Revenue                                1,866             (370)         1,496             -          1,496
 Materials and Supplies                   (114)             510            396             -            396
 Prepayments                                21                -             21             -             21
 Accounts Payable                        2,996             (194)         2,802             -          2,802
 Other Accruals and Current
  Liabilities                            3,045               14          3,059             -          3,059
 Other Assets                              (22)               -            (22)            -            (22)
                                      --------          -------       --------      --------       --------

Net Cash Provided by (Used in)
  Operating Activities                  10,763              (13)        10,750             -         10,750
                                      --------         --------       --------      --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                   (12,431)               -        (12,431)            -        (12,431)
Other                                    3,471                -          3,471             -          3,471
                                      --------         --------       --------      --------       --------
Net Cash Used in Investing
  Activities                            (8,960)               -         (8,960)            -         (8,960)
                                      --------         --------       --------      --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Change in Notes Payable to Banks and
  Commercial Paper                      (4,513)               -         (4,513)            -         (4,513)
Accounts Payable - Intercompany              1                -              1             -              1
Change in Notes Payable - Intercompany   2,500                -          2,500             -          2,500
                                      --------         --------       --------      --------      ---------

Net Cash Used in Financing
  Activities                            (2,012)               -         (2,012)            -         (2,012)
                                      --------         --------       --------      --------       --------

Effect of Exchange Rates on Cash           429               (5)           424             -            424
                                      --------         --------       --------      --------       --------

Net Increase (Decrease) in Cash
  and Temporary Cash Investments           220              (18)           202             -            202

Cash and Temporary Cash Investments
  at Acquisition                           918               21            939             -            939
                                      --------         --------       --------      --------       --------

Cash and Temporary Cash Investments
  at End of Period                    $  1,138         $      3       $  1,141      $      -       $  1,141
                                      ========         ========       ========      ========       ========


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                            POWER DEVELOPMENT, S.R.O.
                           CONSOLIDATING BALANCE SHEET
                              AT SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)


                                                                                          Consolidated
                                          Power     Teplarna  Total Before                   Power
                                       Development  Kromeriz  Eliminations  Eliminations  Development
                                       -----------  --------  ------------  ------------  ------------

ASSETS
------

PROPERTY, PLANT & EQUIPMENT              $    -      $1,191      $1,191       $     -         $1,191
---------------------------
 Less: Accumulated  DD&A                      -         210         210             -            210
                                         ------      ------      ------       -------         ------
                                              -         981         981             -            981
                                         ------      ------      ------       -------         ------
CURRENT ASSETS:
---------------
 Cash and Temporary Cash Investments         22          85         107             -            107
 Accounts Receivable - Intercompany       1,422           -       1,422        (1,422)             -
 Accounts Receivable                          -         142         142             -            142
 Prepayments                                  -           1           1             -              1
                                         ------      ------      ------       -------         ------
                                          1,444         228       1,672        (1,422)           250
                                         ------      ------      ------       -------         ------
OTHER ASSETS:
-------------
 Other Assets                               659         660       1,319          (659)           660
                                         ------      ------      ------       -------         ------

TOTAL ASSETS                             $2,103      $1,869      $3,972       $(2,081)        $1,891
                                         ======      ======      ======       =======         ======

CAPITALIZATION & LIABILITIES
----------------------------

CAPITALIZATION:
---------------
 Common Stock                            $  760      $   36      $  796       $   (36)        $  760
 Paid - in - Capital                      1,562         845       2,407          (845)         1,562
 Earnings Reinvested in the Business       (384)       (190)       (574)          190           (384)
 Cumulative Translation Adjustment         (125)        (32)       (157)           32            (125)
                                         ------      ------      ------       -------          ------
 Total Capitalization                     1,813         659       2,472          (659)         1,813
                                         ------      ------      ------       -------         ------

CURRENT AND ACCRUED LIABILITIES:
--------------------------------
 Accounts Payable                            72         188         260          (483)          (223)
 Accounts Payable - Intercompany            218         939       1,157          (939)           218
 Other Accruals and Current
   Liabilities                                -         (37)        (37)            -            (37)
                                         ------      ------      ------       -------         ------
                                            290       1,090       1,380        (1,422)           (42)
                                         ------      ------      ------       -------         ------
DEFERRED CREDITS:
-----------------
 Other Deferred Credits                       -         120         120             -            120
                                         ------      ------      ------       -------         ------
                                              -         120         120             -            120
                                         ------      ------      ------       -------         ------

TOTAL CAPITALIZATION & LIABILITIES       $2,103      $1,869      $3,972       $(2,081)        $1,891
                                         ======      ======      ======       =======         ======


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                            POWER DEVELOPMENT, S.R.O.
                        CONSOLIDATING STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)



                                                                                       Consolidated
                                   Power      Teplarna   Total Before                     Power
                                Development   Kromeriz   Eliminations   Eliminations   Development
                                -----------   --------   ------------   ------------   ------------

OPERATING REVENUE:                 $   2       $1,594       $1,596          $(2)          $1,594
-----------------                  -----       ------       ------          ---           ------

OPERATING EXPENSE:
------------------
Fuel Used in Heat and
  Electric Generation                  -        1,280        1,280            -            1,280
Operation                             13          294          307           (2)             305
Maintenance                            -           40           40            -               40
Property, Franchise & Other Taxes      -            1            1            -                1
Depreciation, Depletion and
  Amortization                         -           33           33            -               33
                                   -----       ------       ------          ---           ------
                                      13        1,648        1,661           (2)           1,659
                                   -----       ------       ------          ---           ------
Operating Income (Loss)              (11)         (54)         (65)           -              (65)
                                   -----       ------       ------          ---           ------

OTHER INCOME:
-------------
Unremitted Earnings of
  Subsidiary                         (78)           -          (78)          78                -
Other                                  -           26           26            -               26
                                   -----       ------       ------          ---           ------

                                     (78)          26          (52)          78               26
                                   -----       ------       ------          ---           ------

Income (Loss) Before
  Interest Charges                   (89)         (28)        (117)          78              (39)
                                   -----       ------       ------          ---           ------

INTEREST CHARGES
----------------
Interest - Intercompany               96            -           96            -               96
Other Interest                        38           50           88            -               88
                                   -----       ------       ------          ---           ------
                                     134           50          184            -              184
                                   -----       ------       ------          ---           ------
Net Income (Loss) Available
 for Common Stock                  $(223)      $  (78)      $ (301)         $78           $ (223)
                                   =====       ======       ======          ===           ======


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                            POWER DEVELOPMENT, S.R.O.
         CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)


                                                                                               Consolidated
EARNINGS REINVESTED                  Power        Teplarna       Total Before                     Power
IN THE BUSINESS                   Development     Kromeriz       Eliminations   Eliminations   Development
---------------                   -----------     --------       ------------   ------------   ------------

Balance at Beginning of Year         $(161)        $(112)           $(273)          $112         $(161)


Net Income (Loss) Available
  for Common Stock                    (223)          (78)            (301)            78          (223)
                                     -----         -----            -----           ----         -----


Balance at End of Year               $(384)        $(190)           $(574)          $190         $(384)
                                     =====         =====            =====           ====         =====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.



                            POWER DEVELOPMENT, S.R.O.
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998
                             (THOUSANDS OF DOLLARS)

                                                               Total Before    Eliminations   Consolidated
                                        Power       Teplarna   Eliminations        and           Power
                                      Development   Kromeriz   & Adjustments   Adjustments    Development
                                      -----------   --------   -------------   -----------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income (Loss)                       $(223)        $ (78)       $(301)         $  78          $(223)
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiary         78             -           78            (78)             -
 Depreciation, Depletion &
  Amortization                              -            33           33              -             33
 Other                                      -            53           53              -             53

Change in:
 Accounts Receivable - Intercompany      (384)          (63)        (447)           447              -
 Accounts Receivable                       16             -           16              -             16
 Prepayments                                -             1            1              -              1
 Accounts Payable                           5          (452)        (447)          (384)          (831)
 Accounts Payable - Intercompany         (270)          333           63            (63)             -
 Other Accruals and Current
  Liabilities                               -           386          386              -            386
 Other Liabilities                          -          (103)        (103)             -           (103)
                                        -----         -----        -----          -----          -----

Net Cash Provided by (Used in)
  Operating Activities                   (778)          110         (668)             -           (668)
                                        -----         -----        -----          -----          -----

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Capital Expenditures                        -           (21)         (21)             -            (21)
                                        -----         -----        -----          -----          -----

Net Cash Used in Investing
  Activities                                -           (21)         (21)             -            (21)
                                        -----         -----        -----          -----          -----

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Capital Contributions                     761             -          761              -            761
                                        -----         -----        -----          -----          -----

Net Cash Provided by
  Financing Activities                    761             -          761              -            761
                                        -----         -----        -----          -----          -----

Effect of Exchange Rates on Cash           24           (64)         (40)             -            (40)
                                        -----         -----        -----          -----          -----

Net Increase in Cash and
  Temporary Cash Investments                7            25           32              -             32

Cash and Temporary Cash Investments
  at Acquisition                           15            60           75              -             75
                                        -----         -----        -----          -----          -----

Cash and Temporary Cash Investments
  at End of Period                      $  22         $  85        $ 107          $   -          $ 107
                                        =====         =====        =====          =====          =====


See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 1998, incorporated herein by reference.

EXHIBITS

   A.   *(1)   Annual  Report on Form 10-K for fiscal  year ended  September
               30, 1998 filed December 21, 1998 (File No. 1-3880)

         (2) National Fuel Gas Company 1998 Annual Report to Shareholders (paper copy submitted under cover of Form SE)

        *(3) National Fuel Gas Company Proxy Statement, dated and filed December 31, 1998 (File No. 1-03880)

   B.    Articles of Incorporation, By-Laws and Partnership Agreements

         (1)   National Fuel Gas Company

                 *i Restated Certificate of Incorporation of National Fuel Gas Company, dated September 21, 1998 (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

                *ii National Fuel Gas Company By-Laws as amended through September 17, 1998 (Exhibit 3.2, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

         (2)   National Fuel Gas Distribution Corporation

                 *i By-Laws, as amended (Exhibit 2(i), designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

                *ii Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation, dated May 9, 1988 (Exhibit B-1 in File No. 70-7478)

         (3)   National Fuel Gas Supply Corporation

                 *i By-Laws, as amended (Exhibit (3)i, Form U5S for fiscal year ended September 30, 1989)

                *ii    Articles  of   Incorporation  of  United  Natural  Gas
                       Company, dated February 1, 1886 (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984)

               *iii Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984)

                *iv Joint Agreement and Plan of Merger, dated June 18, 1974 (Exhibit (3)iv, Form U5S for fiscal year ended September 30, 1987)

                 *v Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel Gas Supply Corporation dated April 1, 1994 (Exhibit (3)v, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)



*  Incorporated herein by reference as indicated.

         (4)   Leidy Hub, Inc. (Formerly Enerop Corporation)

                 *i    By-Laws (Exhibit A-15, File No. 70-7478)

                *ii Restated Articles of Incorporation of Enerop Corporation dated April 13, 1988 (Exhibit B-4 in File No. 70-7478)

               *iii Action by Board of Directors to amend the By-Laws dated October 10, 1993 including a Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993 (Exhibit (4)iii, designated as Exhibit EX-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1993)

                *iv Partnership Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated September 1, 1994 (Exhibit (4)iv, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

                 *v Ellisburg-Leidy Northeast Hub Company Admission Agreement dated June 12, 1995 (Exhibit (4)v, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

                *vi Letter Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated June 12, 1995 (Exhibit (4)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

               *vii Consent and waiver by Leidy Hub, Inc. dated June 12, 1995 (Exhibit (4)vii, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

         (5)   Seneca Resources Corporation

                 *i By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989)

                *ii Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal year ended September 30, 1984)

               *iii    Secretary's Certificate dated January 4, 1918 (Exhibit
                       (5)iii, Form U5S for fiscal year ended September 30,
                       1984)

                *iv    Articles of Amendment, dated March 30, 1955 (Exhibit
                       (5)iv, Form U5S for fiscal year ended September 30,
                       1984)

                 *v Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation, January 29, 1976 (Exhibit (5)v, Form U5S for fiscal year ended September 30, 1984)

                *vi Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire Exploration, Inc. dated April 29, 1994 (Exhibit (5)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)


*  Incorporated herein by reference as indicated.

        *(6) Limited Partnership Agreement dated November 28, 1983, between Empire Exploration, Inc. (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit
               (8), Form U5S for fiscal year ended September 30, 1984)

        *(7) Empire 1983 Drilling Program, Limited Partnership Agreement, dated November 28, 1983, between Empire Exploration, Inc., (now Seneca Resources Corporation) as general partner and those parties collectively called limited partners (Exhibit (9), Form U5S for fiscal year ended September 30, 1984)

        *(8) Empire 1983 Joint Venture Agreement dated December 6, 1983 between Empire Exploration, Inc. (now Seneca Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984)

         (9)   Highland Land & Minerals, Inc.

                 *i Certificate of Incorporation, dated August 19, 1982 (Exhibit (11)i, Form U5S for fiscal year ended September 30, 1985)

                *ii By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987)

        (10)   Utility Constructors, Inc.

                 *i Articles of Incorporation, dated December 23, 1986, and certificate of amendment dated December 31, 1986 (Exhibit (12)i, Form U5S for fiscal year ended September 30, 1987)

                *ii By-Laws (Exhibit (12)ii, Form U5S for fiscal year ended September 30, 1987)

        (11)   Data-Track Account Services, Inc.

                 *i Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512)

                *ii    By-Laws (Exhibit A-2, File No. 70-7512)

        (12)   National Fuel Resources, Inc.

                 *i    Articles  of  Incorporation,  dated  January  9,  1991
                       (Exhibit (14)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992)

                *ii By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992)






*  Incorporated herein by reference as indicated.

        (13)   Horizon Energy Development, Inc.

                 *i    Certificate   of    Incorporation    (Exhibit   (13)i,
                       designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

                *ii By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

        (14)   Horizon Energy Holdings, Inc.

                  i    Certificate  of  Incorporation   dated  April  1,  1998.
                       Designated as Exhibit EX99-1 for EDGAR purposes.

                 ii    By-Laws. Designated as Exhibit EX99-2 for EDGAR purposes.


        (15)   Horizon   Energy    Development    B.V.    (formerly    Beheeren-
               Beleggingmaatschappij Bruwabel B.V.

                 *i Articles of Incorporation (Exhibit (14), designated as exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

        (16) Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

                 *i    Founding  Notarial  Deed,  dated May 8, 1991  (Exhibit
                       (15)i, designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

                *ii Notarial Deed, dated December 2, 1993 (Exhibit (15)ii, designated as Exhibit EX-99-10 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

               *iii Notarial Deed, dated June 28, 1996 (Exhibit (15)iii, designated as Exhibit EX-99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

                *iv    Notarial  Deed,   dated  November  27,  1996  (Exhibit
                       (15)iv, designated as Exhibit EX-99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

        (17)   Power Development, s.r.o.

                 *i    Founding  Notarial  Deed,  dated May 4, 1994  (Exhibit
                       (16)i, designated as Exhibit EX-99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)








*  Incorporated herein by reference as indicated

                *ii Notarial Deed, dated June 28, 1996 (Exhibit (16)ii, designated as Exhibit EX-99-14 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

               *iii    Notarial  Deed,   dated  November  27,  1996  (Exhibit
                       (16)iii, designated as Exhibit EX-99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

        (18)   Teplarna Kromeriz a.s.

                 *i Statutes, dated June 1996 (Exhibit (17), designated as Exhibit EX-99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996)

        (19)   KPP Investment, L.L.C.

                 *i Limited Liability Company Agreement dated January 11, 1996 (Exhibit (18)i, designated as exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

                *ii Certificate of Formation, dated January 15, 1997 (Exhibit (18)ii, designated at Exhibit EX-99-4 for
                       EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

        (20)   Sceptre Kabirwala, L.L.C.

                 *i Limited Liability Company Agreement dated January 26, 1996 (Exhibit (19)i, designated as exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

                *ii Certificate of Formation, dated January 10, 1997 (Exhibit (19)ii, designated as Exhibit EX-99-6 for
                       EDGAR purposes, Form U5S for fiscal year ended September 30, 1996)

        (21)   Severoceske Teplarny, a.s.

                *i     Articles of Association, dated April 24, 1997 (Exhibit
                       (20)i, designated as Exhibit EX99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

        (22)   Teplarna Liberec, a.s.

                 *i    Founding  Contract,  dated  November 11, 1994 (Exhibit
                       (21)i, designated as Exhibit EX99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

                *ii    Notarial  Record,  dated  November  11, 1994  (Exhibit
                       (21)ii, designated as Exhibit EX99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

               *iii Articles of the Association, dated June 12, 1997 (Exhibit (21)iii, designated as Exhibit EX99-14 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)




*  Incorporated herein by reference as indicated.

        (23)   Energoservis Liberec, s.r.o.

                 *i Articles of Incorporation of Limited Liability Company Foundation, dated August 14, 1995 (Exhibit (22)i, designated as Exhibit EX99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

                *ii    Notarial  Record,  dated  January  22,  1996  (Exhibit
                       (22)ii, designated as Exhibit EX99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

        (24)   Zateca teplarenska, a.s.

                 *i    Foundation  Charter,  dated  December 4, 1995 (Exhibit
                       (23)i, designated as Exhibit EX99-17 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

                *ii Articles of Association, dated December 4, 1995 (Exhibit (23)ii, designated as Exhibit EX99-18 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

        (25)   SCT Softmaker, s.r.o.

                 *i    Notarial  Record,  dated  September  24, 1996 (Exhibit
                       (24)i, designated as Exhibit EX99-19 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

        (26)   Zkusebna mericu tepla a vodomeru Litomerice, s.r.o.

                 *i Founders Deed, dated January 22, 1996 (Exhibit (25)i, designated as Exhibit EX99-20 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997)

        (27)   AMES MOST, s.r.o.

                  i Founders Deed, dated October 10, 1997. Designated as Exhibit 99-3 for EDGAR purposes.

        (28)   Teplo Branany, s.r.o.

                  i   Partnership   Agreement,   dated   November  18,  1997.
                      Designated as Exhibit 99-4 for EDGAR purposes.

        (29)   Jablonecka teplarenska a realitni, a.s.

                  i Articles of Association. Designated as Exhibit EX99-5 for EDGAR purposes.

        (30)   Prvni severozapadni teplarenska, a.s.

                  i Notarial Record, dated April 28, 1992. Designated as Exhibit EX99-6 for EDGAR purposes.




*  Incorporated herein by reference as indicated.

                 ii Articles of Association, dated April 28, 1992. Designated as Exhibit EX99-7 for EDGAR purposes.

        (31)   ENOP, s.r.o.

                  i Founders Deed, dated December 19, 1995. Designated as Exhibit EX99-8 for EDGAR purposes.

        (32)   Upstate  Energy Inc.  (formerly  known as Niagara  Energy Trading
               Inc.)

                  i   Restated   Certificate  of  Incorporation  of  Niagara
                      Energy Trading Inc., dated May 19, 1998. Designated as Exhibit EX99-9 for EDGAR purposes.

                 ii By-Laws as amended June 19, 1998. Designated as Exhibit EX99-10 for EDGAR purposes.

        (33)   Niagara Independence Marketing Company

                 *i Certificate of Incorporation dated September 17, 1997 (Exhibit (27)i, designated as exhibit EX99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                      1997)

                 ii By-Laws amended March 11, 1998. Designated at Exhibit EX99-11 for EDGAR purposes.

               *iii Marketing Partnership Agreement among Coastal Gas Marketing DirectLink Corp., MGS Marketing Corp., Niagara Independence Marketing Company and Williams Independence Marketing Company (Exhibit (27)iii, designated as Exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997)

        (34)   Seneca Independence Pipeline Company

                 *i Certificate of Incorporation of Empire Oklahoma, Inc. dated April 16, 1996 (Exhibit (28)i, designated as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997)

                *ii Certificate of Amendment of Certificate of Incorporation of Empire Oklahoma, Inc. dated July 24, 1997
                      (Exhibit (28)ii, designated as exhibit EX-99-7 for EDGAR purposes, Form U5S for fiscal year ended September
                      30, 1997)

                iii By-Laws amended March 11, 1998. Designated as Exhibit EX99-12 for EDGAR purposes.

        (35)   HarCor Energy, Inc.

                  i Amended and Restated Certificate of Incorporation, dated September 1, 1998. Designated as Exhibit EX99-13 for EDGAR purposes.

                 ii By-Laws, as amended. Designated as Exhibit EX99-14 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

   C.    Indentures

         * Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 2(b) in File No. 2-51796)

         * Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401)

         * Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880)

         * Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401)

         * Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880)

         * Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

         * Rights Agreement between National Fuel Gas Company and Marine Midland Bank dated June 12, 1996 (Exhibit 99.1, Form 8-K dated June 13, 1996 in File No. 1-3880)

   D. * Tax Allocation Agreement pursuant to Rule 45(c) (Exhibit (D), designated as exhibit EX-99-10 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997)







*  Incorporated herein by reference as indicated.

EXHIBITS (Concluded)

   E. *(1) Employee Relocation Manual filed pursuant to Rule 48(b) (Exhibit E(1), designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997)

       (2) National Fuel Employee Computer Purchase Program filed pursuant to Rule 48(b). Designated as Exhibit EX99-15 for EDGAR purposes.

       (3) Independence Pipeline Company Unaudited Financial Statements for the quarter and year-to-date period ended September 30, 1998 and Unaudited Financial Statements for the period September 23, 1997 through December 31, 1997. These documents are subject to a request for confidential treatment under Rule 104(b) of the Public Utility Holding Company Act of 1935, filed October 6, 1997.

Note: Referencing Exhibit E(2), Form U5S for fiscal year ended September 30, 1997, filed in paper only as prescribed by Rule 16(c), during the quarter ended March 31, 1998, the Company disposed of its interest in Enerchange, L.L.C. and therefore no longer has access to the annual report of Enerchange, L.L.C.


   F.    Schedules of Supporting Items of this Report - None.

   G. Financial Data Schedules. (Designated as Exhibit EX-27 for EDGAR purposes.)

   H. (1) Organization chart showing relationship to Teplarna Kromeriz, a.s., a foreign utility company. Designated as Exhibit EX99-16 for EDGAR purposes.

        (2) Organization chart showing relationship to Severoceske teplarny, a.s. and Teplarna Liberec, a.s., both of which are foreign utility companies. Designated as Exhibit EX99-17 for EDGAR purposes.

        (3) Organization chart showing relationship to Prvni severozapadni teplarenska, a.s., a foreign utility company. Designated as Exhibit EX99-18 for EDGAR purposes.

   I. (1) SCT Audited Financial Statements for the Calendar Year Ended December 31, 1997. Designated as Exhibit EX99-19 for EDGAR purposes.

        (2) TL Audited Financial Statements for the Calendar Year Ended December 31, 1997. Designated as Exhibit EX99-20 for EDGAR purposes.

        (3) PSZT Audited Financial Statements for the Calendar Year Ended December 31, 1997. These financial statements will be filed by amendment when available.

        (4) Kromeriz Audited Financial Statements for the Calendar Year Ended December 31, 1997. These financial statements will be filed by amendment when available.



*  Incorporated herein by reference as indicated.

                                S I G N A T U R E


         The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                                        NATIONAL FUEL GAS COMPANY





                                        By: /s/ Joseph P. Pawlowski
                                           ------------------------
                                            Joseph P. Pawlowski, Treasurer
                                            and Principal Accounting Officer

Date:  January 28, 1999
       ----------------

                                  EXHIBIT INDEX


EX27-1 Financial Data Schedule of National Fuel Gas Company for period ending September 30, 1997

EX27-2 Financial Data Schedule of National Fuel Gas Distribution Corporation for period ending September 30, 1997

EX99-1          Certificate of  Incorporation  of Horizon  Energy  Holdings Inc.
                dated April 1, 1998

EX99-2          By-Laws of Horizon Energy Holdings, Inc.

EX99-3          Founders Deed of AMES MOST, s.r.o. dated October 10, 1997

EX99-4          Partnership  Agreement of Teplo Branany,  s.r.o.  dated November
                18, 1997

EX99-5 Articles of Association of Jablonecka teplarenska a realitni, a.s.

EX99-6 Notarial Record of Prvni severozapadni teplarenska, a.s. dated April 28, 1992

EX99-7          Articles of Association of Prvni severozapadni teplarenska, a.s.
                dated April 28, 1992

EX99-8          Founders Deed of ENOP, s.r.o. dated December 19, 1995

EX99-9 Restated Certificate of Incorporation of Niagara Energy Trading Inc. dated May 19, 1998

EX99-10         By-Laws of Upstate Energy Inc.

EX99-11         By-Laws of Niagara Independence Marketing Company

EX99-12         Amended By-Laws of Seneca Independence Pipeline Company

EX99-13         Amended  Certificate of  Incorporation  of HarCor  Energy,  Inc.
                dated September 1, 1998

EX99-14         By-Laws of HarCor Energy, Inc.

EX99-15         National Fuel Employee Computer Purchase Program

EX99-16         Organization Chart of Teplarna Kromeriz, a.s.

EX99-17 Organization Chart of Severoceske teplarny, a.s. and Teplarna Liberec, a.s.

EX99-18         Organization Chart of Prvni severozapadni teplarenska, a.s.

EX99-19         SCT Financial Statements for Year Ended December 31, 1997.

EX99-20         TL Financial Statements for Year Ended December 31, 1997.